Exhibit 10.15

EXECUTION VERSION

SHARE REPURCHASE AND PREFERENCE SHARE SALE AGREEMENT

by and between

ALIBABA GROUP HOLDING LIMITED,

YAHOO! INC.,

and

YAHOO! HONG KONG HOLDINGS LIMITED

dated as of

May 20, 2012

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1	Purchaser Shareholder Approval	10
4.2	Yahoo! Actions as Shareholder	10
4.3	Share Transactions	11
4.4	Efforts	11
4.5	Public Announcements	13
4.6	Financing	13
4.7	Disposition on Qualified IPO	14
4.8	Specified Tax Matters	17
4.9	Shareholders Agreement; Amended and Restated Articles	20
4.10	Non-Circumvention	20

ARTICLE V

CLOSING CONDITIONS

5.1	Conditions to Obligation of Purchaser	20
5.2	Conditions to Obligation of Sellers	21
5.3	Conditions to Obligation of Yahoo! and Purchaser with Respect to the TIPLA Amendment	22
5.4	Frustration of Closing Conditions	22

ARTICLE VI

TERMINATION

6.1	Termination with Respect to the Initial Repurchase	23
6.2	Effect of Termination	24

ARTICLE VII

MISCELLANEOUS

7.1	Definitions; Interpretation	24
7.2	Notices	26
7.3	Governing Law	27
7.4	Arbitration	27
7.5	Entire Agreement	28
7.6	Remedies	28
7.7	Amendments; Waivers	31
7.8	Assignment	31
7.9	Severability	31
7.10	English Language Only	31
7.11	No Third Party Beneficiaries	31

7.12	Expenses	31
7.13	No Partnership or Joint Venture	31
7.14	Counterparts	31
7.15	Survival	32
7.16	Certain Definitions	32

EXHIBITS

Exhibit A	–	Form of New Shareholders Agreement

Exhibit B	–	Form of Resolutions of the Board of Directors Establishing and Approving the Designation, Preferences, and Rights of Series A Mandatorily Redeemable Preference Shares of AGH

Exhibit C-1	–	Form of Investment Agreement Termination between AGH and Yahoo!

Exhibit C-2	–	Form of Investment Agreement Termination between Alibaba.com Limited and Yahoo!

Exhibit D	–	Form of Registration Rights Agreement

Exhibit E	–	Form of TIPLA Amendment Agreement

Exhibit F	–	Adjusted Per Share Value

Exhibit G	–	Agreed Formula

Exhibit H	–	Form of Amended and Restated Articles

Exhibit I	–	Form of Financing Certificate

SCHEDULES

Purchaser Disclosure Schedule

Sellers’ Disclosure Schedule

SHARE REPURCHASE AND PREFERENCE SHARE SALE AGREEMENT

THIS SHARE REPURCHASE AND PREFERENCE SHARE SALE AGREEMENT, dated as of May 20, 2012 (this “Agreement”), is made and entered into by and between Alibaba Group Holding Limited, a Cayman Islands company (“AGH” or “Purchaser”), Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Yahoo! Hong Kong Holdings Limited, a Hong Kong corporation (“YHK”, and each of Yahoo! and YHK, a “Seller”, and together, the “Sellers”). Purchaser and each Seller are referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A. Sellers beneficially own 1,046,565,416 Shares, of which Yahoo! is the legal and record owner of 615,626,716 Shares and YHK is the legal and record owner of 430,938,700 Shares.

B. Purchaser desires to purchase from one or both Sellers, and Sellers desire to sell to Purchaser, up to 523,000,000 Shares, in any combination of Shares owned by Yahoo! or YHK at Yahoo!’s discretion, on the terms and subject to the conditions of this Agreement.

C. The Parties desire that the consideration for the initial sale of the Shares by one or both Sellers to Purchaser may consist of up to US$800,000,000 face amount of Preference Shares of Purchaser, and the balance in cash, on the terms and subject to the conditions of this Agreement.

D. Yahoo! and Purchaser desire to amend and restate the TIPLA on the terms and subject to the conditions of this Agreement, and have executed the Master Services Agreement Termination Agreement, which will become effective and delivered upon and subject to the occurrence of the TIPLA Amendment Closing.

E. Yahoo! and Purchaser have entered into the Transition Services Agreement.

F. As a condition and inducement to entering into this Agreement, the Parties and the other parties thereto are entering into the Voting Agreement concurrently with the execution of this Agreement.

NOW, THEREFORE, in consideration of such premises, the agreements herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE SHARE REPURCHASE, PREFERENCE SHARE ISSUANCE, AND TIPLA AMENDMENT

1.1 Initial Repurchase. Upon the terms and subject to the conditions of this Agreement, at the Initial Repurchase Closing, Yahoo!, YHK or both Sellers, shall sell, convey, assign, transfer and deliver to Purchaser, in any combination of the Shares owned by Yahoo! or YHK at Yahoo!’s discretion, and Purchaser shall purchase and acquire, from one or both Sellers, the Repurchased Shares, free and clear of any and all Liens (the “Initial Repurchase”). The allocation of Shares to be sold by Yahoo! and/or YHK to Purchaser shall be determined at Yahoo!’s discretion, but Yahoo! shall be liable for the delivery of the full amount of Repurchased Shares to Purchaser.

1.2 Initial Repurchase Consideration and Issuance of Preference Shares.

(a) The aggregate consideration for the Repurchased Shares shall be the product of (i) the Repurchase Price and (ii) the number of Repurchased Shares (such product, the “Aggregate Purchase Consideration”).

(b) The Aggregate Purchase Consideration shall consist of (1) in Purchaser’s discretion, a number of Preference Shares having in the aggregate a face amount equal to the Preference Share Value and (2) the balance of the Aggregate Purchase Consideration shall be paid in cash (the “Aggregate Cash Consideration”). Purchaser may, at any time prior to the Initial Repurchase Closing, elect to not issue or deliver any Preference Shares and in lieu thereof either (x) to substitute cash (in an amount equal to the Preference Share Value of such withheld Preference Shares) as consideration for such withheld Preference Shares such that the Aggregate Cash Consideration equals the Aggregate Purchase Consideration or (y) to reduce the number of Repurchased Shares purchased (but not below the Minimum Repurchased Shares) such that the aggregate number of Repurchased Shares is equal to the Aggregate Cash Consideration divided by the Repurchase Price.

1.3 Initial Repurchase Closing. The closing of the Initial Repurchase (the “Initial Repurchase Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz at 10:00 a.m. New York City time on the fifth Business Day following the satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2 (other than those conditions that, by their terms, are to be satisfied by actions taken at the Initial Repurchase Closing, but subject to the satisfaction or waiver of such conditions at the Initial Repurchase Closing), or such other date or place as Purchaser and Yahoo! may mutually agree; provided, that, without the prior written consent of Purchaser, in its sole discretion, the Initial Repurchase Closing shall not occur (x) before the four month anniversary (to the calendar date) of the date of this Agreement or (y) during any Tolling and Marketing Period. The date on which the Initial Repurchase Closing occurs is hereinafter referred to as the “Initial Repurchase Closing Date”.

1.4 Deliveries at Initial Repurchase Closing. At the Initial Repurchase Closing:

(a) Purchaser shall cause to be delivered to Yahoo! or YHK, as applicable:

(i) the Aggregate Cash Consideration in accordance with the Cash Payment Procedures;

(ii) duly executed counterparts of each of (1) the Investment Agreement Terminations, (2) the Registration Rights Agreement and (3) the New Shareholders Agreement;

(iii) a certificate, dated as of the Initial Repurchase Closing Date, of an authorized officer of Purchaser, attesting to the incumbency of each authorized person executing a Transaction Document on behalf of Purchaser and certifying a complete and accurate copy enclosed therewith of:

(1) (A) the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents being delivered at the Initial Repurchase Closing to which Purchaser is a party and (B) if any Preference Shares are being delivered at the Initial Repurchase Closing, resolutions of the Board of Directors of Purchaser creating the Preference Shares and issuing the Preference Shares to Yahoo! in face amount equal to the Preference Share Value;

(2) the resolutions of the shareholders of the Purchaser adopting (conditional and effective only upon the occurrence of the Initial Repurchase Closing) the Amended and Restated Articles;

(3) the Amended and Restated Articles as filed with the Registrar of Companies in the Cayman Islands on the Initial Repurchase Closing Date; and

(4) the Register of Members of the Purchaser duly updated to reflect the issuance of the Preference Shares (if any) and the repurchase of the Repurchased Shares by the Purchaser.

(iv) a certificate, dated as of the Initial Repurchase Closing Date and signed by an authorized officer of Purchaser, certifying the satisfaction of the conditions set forth in Sections 5.2(a) (Qualified Resale), 5.2(c) (Performance), and 5.2(d) (Representations and Warranties);

(v) a share certificate representing a number of Shares equal to (1) the number of Yahoo!-Held Shares and/or YHK-Held Shares, as applicable, minus (2) the number of Repurchased Shares; and

(vi) if any Preference Shares are being delivered at the Initial Repurchase Closing, certificates representing the Preference Shares issued as part of the Aggregate Purchase Consideration.

(b) Yahoo!, or YHK, as applicable, shall deliver or cause to be delivered to Purchaser:

(i) if Shares are to be delivered by Yahoo!, the share certificate(s) representing all of the Yahoo!-Held Shares, together with an instrument of transfer for only those Yahoo!-Held Shares that are Repurchased Shares in relation thereto and a designation as to which Yahoo!-Held Shares constitute Repurchased Shares; provided, that Yahoo! shall ensure that the Shares delivered pursuant to this Section 1.4(b)(i), together with the Shares delivered pursuant to Section 1.4(b)(ii), in the aggregate, shall in all cases equal the number of Repurchased Shares;

(ii) if Shares are to be delivered by YHK, the share certificate(s) representing all of the YHK-Held Shares, together with an instrument of transfer for only those YHK-Held Shares that are Repurchased Shares in relation thereto and a designation as to which YHK-Held Shares constitute Repurchased Shares; provided, that Yahoo! shall ensure that the Shares delivered pursuant to this Section 1.4(b)(ii), together with the Shares delivered pursuant to Section 1.4(b)(i), in the aggregate, shall in all cases equal the number of Repurchased Shares;

(iii) duly executed counterparts of each of (1) the Investment Agreement Terminations, (2) the Registration Rights Agreement and (3) the New Shareholders Agreement;

(iv) if Shares are to be delivered by Yahoo!, a certificate, dated as of the Initial Repurchase Closing Date, of an authorized officer of Yahoo!, attesting to the incumbency of each authorized person executing a Transaction Document on behalf of Yahoo!;

(v) if Shares are to be delivered by YHK, a certificate, dated as of the Initial Repurchase Closing Date, of an authorized officer of YHK, attesting to the incumbency of each authorized person executing a Transaction Document on behalf of YHK;

(vi) if Shares are to be delivered by Yahoo!, a certificate, dated as of the Initial Repurchase Closing Date and signed by an authorized person of Yahoo!, certifying the satisfaction of the conditions set forth in Sections 5.1(c) (Performance) and 5.1(d) (Representations and Warranties); and

(vii) if Shares are to be delivered by YHK, a certificate, dated as of the Initial Repurchase Closing Date and signed by an authorized person of YHK, certifying the satisfaction of the conditions set forth in Sections 5.1(c) (Performance) and 5.1(d) (Representations and Warranties).

(c) Purchaser shall make entries in its register of members to record and give effect to the repurchase and cancellation of the Repurchased Shares such that Sellers shall cease to have any further rights as shareholders of the Purchaser in respect of such Repurchased Shares.

1.5 TIPLA Amendment. Upon the terms and subject to the conditions of this Agreement, at the TIPLA Amendment Closing, Purchaser and Yahoo! shall amend and restate the TIPLA by executing and entering into the TIPLA Amendment Agreement (the “TIPLA Amendment”).

1.6 TIPLA Amendment Closing. The closing of the TIPLA Amendment (the “TIPLA Amendment Closing”) shall take place at the same time and place as (and subject to the occurrence of) the Initial Repurchase Closing; provided, that if this Agreement is terminated (i) by Purchaser pursuant to Section 6.1(e) or (ii) by either Party pursuant to a Private Action Termination and, in the case of this clause (ii), Purchaser makes a TIPLA Amendment Closing Election, then in either case the TIPLA Amendment shall nevertheless occur and the TIPLA Amendment Closing shall take place by no later than two Business Days following such termination and, in either case, the documents referred to in Sections 1.7(a)(ii) and 1.7(b)(i) shall be deemed to have been duly executed and delivered and to be in full force in effect, without further action by any party, and the TIPLA Amendment Closing shall be deemed to have occurred, from and after the time Purchaser delivers the TIPLA Amendment Closing Consideration.

1.7 Deliveries at TIPLA Amendment Closing. At the TIPLA Amendment Closing:

(a) Purchaser shall cause to be delivered to Yahoo!:

(i) the TIPLA Amendment Closing Consideration;

(ii) duly executed counterparts of (A) the TIPLA Amendment Agreement, (B) the Transition Services Agreement and (C) the Master Services Agreement Termination Agreement.

(b) Yahoo! shall cause to be delivered to Purchaser:

(i) duly executed counterparts of (A) the TIPLA Amendment Agreement, (B) the Transition Services Agreement and (C) the Master Services Agreement Termination Agreement.

1.8 Closings. All deliveries to be made or other actions to be taken at the Initial Repurchase Closing and the TIPLA Amendment Closing (each, a “Closing”) shall be deemed to occur simultaneously with the other deliveries and actions at such Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers, as of the date of this Agreement and as of the Initial Repurchase Closing Date (except for representations and warranties that speak as of a certain date, in which case, as of such date), that:

2.1 Organization.

(a) Each of Purchaser and its material Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the Laws of its jurisdiction of organization and has full power and authority to own, operate and lease its properties and assets, and carry on its businesses as currently conducted, except as would not have a Purchaser Material Adverse Effect.

(b) (i) No order has been made and no resolution has been passed for the winding up of Purchaser or for a provisional liquidator to be appointed in respect of Purchaser and no petition has been presented and no meeting has been convened for the purpose of winding up Purchaser.

(ii) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, (A) no order has been made and no resolution has been passed for the winding up of any of Purchaser’ material Subsidiaries or for a provisional liquidator to be appointed in respect of any of Purchaser’ material Subsidiaries and (B) no petition has been presented and no meeting has been convened for the purpose of winding up any of Purchaser’ material Subsidiaries.

2.2 Enforceability; Authorization.

(a) Purchaser has all legal right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions; provided, that such performance and consummation is subject to (i) solely with respect to the adoption of the Amended and Restated Articles in connection with the adoption of the New Shareholders Agreement (the “Adoption”), the Purchaser Shareholder Approval, and (ii) solely with respect to the Alibaba.com Investment Agreement Termination, approval by the board of directors of Alibaba.com Limited. As of the date hereof and the Initial Repurchase Closing Date, the execution, delivery, and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions has been duly and validly authorized and approved by all necessary corporate or other action of Purchaser (including approval of its board of directors); provided, further, that (i) solely with respect to the Adoption, such performance is subject to the Purchaser Shareholder Approval and (ii) solely with respect to the Alibaba.com Investment Agreement Termination, approval by the board of directors of Alibaba.com Limited. This Agreement has been duly executed and delivered by Purchaser and is, and each of the other Transaction Documents to which it is a party, when duly executed and delivered by Purchaser and the other parties thereto, will be, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Enforceability Carveouts.

(b) The Board of Directors of Purchaser, by resolutions duly adopted and not subsequently rescinded or modified in any way, has (x) determined that the Transactions are fair to, and in the best interests of, it and the holders of its Shares (solely in their capacity as shareholders of the Purchaser) and (y) approved this Agreement and the Transactions.

2.3 Valid Issuance. The Preference Shares are duly authorized and, as of the Initial Repurchase Closing Date, if and when issued in accordance with the Transaction Documents, will be, duly and validly issued, fully paid and nonassessable, and free and clear of all Liens.

2.4 Non-Violation. Other than with respect to the Adoption, which is subject to receipt of the Purchaser Shareholder Approval, (1) none of (x) the execution, delivery and performance of the Transaction Documents, (y) the consummation of the Transactions by Purchaser and (z) the compliance with any of the provisions of this Agreement or any other Transaction Documents by Purchaser will constitute a Default under (i) its Organizational Documents, (ii) any Contract to which it is a party or by which it or its Subsidiaries is bound or to which any of its properties are subject or (iii) any Law applicable to it or its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii), as would not have a Purchaser Material Adverse Effect, and (2) Purchaser is not in Default under its Organizational Documents, any Contract to which it is a party or by which it or its Subsidiaries is bound or to which any of its properties are subject, or any Law applicable to it or its Subsidiaries or any of their respective properties or assets, except, in each case, as would not have a Purchaser Material Adverse Effect. None of the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions by Purchaser will require (with or without notice or lapse of time or both) the Consent of any Governmental Authority except for such Consents the failure to obtain of which would not have a Purchaser Material Adverse Effect.

2.5 Capitalization of AGH.

(a) As of the date hereof, the authorized share capital of Purchaser is 2,800,000,000 Shares, of which as of the close of business on April 30, 2012, 2,509,232,924 Shares were issued and outstanding (the “Outstanding Shares”).

(b) Section 2.5 of the AGH Disclosure Schedule sets forth, as of April 30, 2012, (i) the number of issued and outstanding restricted share units, and (ii) the number of issued and out standing options to purchase Shares (expressed as the number of Shares for which such options are exercisable)(collectively, the “Equity Awards”). Since April 30, 2012 through the date of this Agreement, other than as disclosed in Section 2.5 of the AGH Disclosure Schedule, there have been no material changes to the aggregate number of Outstanding Shares and Equity Awards of Purchaser.

(c) Except as reflected in the number of restricted share units or options and other equity-linked awards referred to in Section 2.5(b) or as set forth in Section 2.5 of the AGH Disclosure Schedule, as of April 30, 2012, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (i) convertible into or exchangeable for capital stock or any other Equity Interests of Purchaser or (ii) obligating Purchaser or its Subsidiaries to issue, acquire or sell any Equity Interests of Purchaser.

2.6 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or its Subsidiaries which would, individually or in the aggregate, have a Purchaser Material Adverse Effect.

2.7 Financial Statements. Purchaser has made available to Sellers copies of (a) the audited consolidated financial statements of Purchaser and its Subsidiaries at and for the 12-month period ended December 31, 2011, together with the report of Purchaser’s independent auditors thereon (collectively, the “Audited Financial Statements”), including a balance sheet and statements of income, cash flows and shareholders’ equity and (b) the unaudited consolidated financial statements of Purchaser and its Subsidiaries at and for the three month period ended March 31, 2012 (collectively, the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”), including a balance sheet and statements of income, cash flows. The Financial Statements have been prepared in accordance with GAAP (subject to (i) with respect to the Audited Financial Statements, such exceptions as may be indicated in the Audited Financial Statements or the notes thereto and (ii) with respect to the Unaudited Financial Statements, the absence of footnote disclosure and normal and recurring year-end adjustments) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Purchaser and its Subsidiaries as of the dates and for the periods covered thereby.

2.8 Solvency. As of the Initial Repurchase Closing Date and as of the IPO Repurchase Closing Date, if any portion of the Aggregate Purchase Consideration or the Aggregate IPO Repurchase Consideration which is paid hereunder constitutes a “payment out of capital” (as that term is used in the Companies Law (2011 Revision) of the Cayman Islands), Purchaser is, and immediately after giving effect to each of the Transactions to be consummated on the Initial Repurchase Closing Date or IPO Repurchase Closing Date, as applicable, will be, able to pay its debts as they fall due in the ordinary course of business (calculated, in each case, using the actual number of Shares purchased at such Closing and the actual amount of consideration paid by Purchaser at such Closing).

2.9 Shareholder Meeting Proxy Materials. At the time of the mailing of the Purchaser Proxy Statement or any amendments or supplements thereto, and at the time of the Purchaser Shareholders Meeting: (i) the Purchaser Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) the Purchaser Proxy Statement will comply as to form in all material respects with the provisions of applicable Law and Purchaser’s Organizational Documents. Purchaser makes no representation or warranty with respect to any information provided by Yahoo! to be included in the Purchaser Proxy Statement.

2.10 Financing Certificate. As of the date of the delivery of the Financing Certificate to Sellers pursuant to Section 4.6 and the Initial Repurchase Closing Date, the information included in and attached to the Financing Certificate, including the Cash Financing Amount, the number of Repurchased Shares as of the expected Initial Repurchase Closing Date, and the calculation of the Repurchase Price, is true and complete in all material respects.

2.11 No Other Representations or Warranties. Purchaser acknowledges that neither Seller is making any representation or warranty as to any matter whatsoever except as expressly set forth in the Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Sellers’ Disclosure Schedule, Sellers hereby jointly and severally represent and warrant to Purchaser as of the date of this Agreement and as of the Initial Repurchase Closing Date (except for representations and warranties that speak as of a certain date, in which case, as of such date), that:

3.1 Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has full power and authority to own, operate and lease its properties and carry on its business as currently conducted, except where the failure to have such power and authority would not have a Seller Material Adverse Effect.

3.2 Authorization; Enforceability.

(a) (i) Each Seller has all legal right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions and (ii) the execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions has been duly and validly authorized and approved by all necessary corporate or other action of such Seller.

(b) This Agreement has been duly executed and delivered by each Seller and is, and each of the other Transaction Documents to which either Seller is a party, when duly executed and delivered by such Seller and the other parties thereto, will be, the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to the Enforceability Carveouts.

3.3 Non-Violation. None of the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions by either Seller or compliance with any of the provisions of this Agreement or any other Transaction Documents by either Seller will constitute a Default under (i) such Seller’s Organizational Documents, (ii) any Contract to which it is a party or by which it is bound or to which any of its properties are subject or (iii) any Law applicable to it or its properties or assets, except in the case of clauses (ii) and (iii), as would not have a Seller Material Adverse Effect. None of the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions by either Seller will require the Consent of any Governmental Authority, except for such Consents the failure to obtain of which would not have a Seller Material Adverse Effect; provided, however, that Sellers do not make any representation or warranty regarding any Law or Consent of any Governmental Authority relating to or under Antitrust Laws of the PRC or national security review or clearance of the PRC (including any national security review in connection with the PRC National Security Review Rules) in connection with the Transactions.

3.4 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Sellers, threatened against Sellers, their Affiliates or Subsidiaries which would, individually or in the aggregate, have a Seller Material Adverse Effect.

3.5 Ownership of the Shares. Sellers are the beneficial owners of 1,046,565,416 Shares (the “Owned Shares”), of which Yahoo! is the legal and record owner of 615,626,716 Shares (the “Yahoo!-Held Shares”) and YHK is the legal and record owner of 430,938,700 Shares (the “YHK-Held Shares”). Each of Yahoo! and YHK has good and marketable title to the Owned Shares of which it is the legal and record owner, free and clear of any Liens, other than Permitted Liens. YHK is a direct wholly owned subsidiary of Yahoo!. Other than the Owned Shares, Sellers do not own beneficially or of record any Shares or any other shares or Equity Interests of Purchaser. At the Initial Repurchase Closing, Sellers will have the absolute right, authority, power and capacity to sell, assign and transfer to Purchaser all right, title and interest, free and clear of all Liens, other than Permitted Liens, to the Repurchased Shares. Upon completion of the repurchase of the Repurchased Shares at the Initial Repurchase Closing, AGH will have good, valid and marketable title to the Repurchased Shares, free and clear of all Liens, other than Permitted Liens.

3.6 Purchaser Proxy Statement. No information provided by Yahoo! in writing for inclusion in the Purchaser Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein with respect to Yahoo! or necessary in order to make the statements therein with respect to Yahoo!, in light of the circumstances under which they were made, not misleading.

3.7 No Other Representations or Warranties. Sellers acknowledge that Purchaser is not making any representation or warranty as to any matter whatsoever except as expressly set forth in the Transaction Documents.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1 Purchaser Shareholder Approval. Purchaser shall duly call, give notice of, convene and hold one or more general meetings of the shareholders of Purchaser (all such meetings, including any adjournment thereof, collectively, the “Purchaser Shareholders Meeting”) for the purpose of approving and adopting the Amended and Restated Articles and, if deemed necessary or advisable by Purchaser, any other Transaction Related Matter. Purchaser shall prepare and shall, subject to Yahoo!’s review, comment and written consent in advance, which shall not be unreasonably withheld, conditioned or delayed, deliver to the shareholders of Purchaser a proxy statement (which shall include the requisite notice) relating to the Purchaser Shareholders Meeting (together with any amendments thereof or supplements thereto, the “Purchaser Proxy Statement”) for the purpose of obtaining the Purchaser Shareholder Approval in accordance with the Organizational Documents of Purchaser and applicable Law.

4.2 Yahoo! Actions as Shareholder. Yahoo! (i) shall cause the Owned Shares to be represented in the quorum and to be voted in favor of all Transaction Related Matters proposed at any duly called general meeting of the shareholders of Purchaser in which the Owned Shares are entitled to vote and to provide consent and vote in favor of any Transaction Related Matter presented to Yahoo!, in its capacity as a shareholder of Purchaser, under Article III of the 2007 Shareholders Agreement or 2005 Shareholders Agreement, as the case may be, or, following the Initial Repurchase Closing, Article III of the New Shareholders Agreement, (ii) shall cause the representative of Yahoo! on the Board of Directors of Purchaser to be present at any meeting of the Board of Directors of Purchaser at which resolutions relating to Transaction Related Matter are proposed and to not oppose any Transaction Related Matter at such meeting and (iii) hereby irrevocably waives any rights that it has or may have (including without limitation pre-emptive rights, right of first offer and tag-along rights) under the 2007 Shareholders Agreement, the 2005 Shareholders Agreement and/or the existing Organizational Documents of the Purchaser in connection with any Transaction Related Matter occurring, in the case of this clause (iii), on or before the Initial Repurchase Closing Date; provided, however, that nothing in this Section 4.2 shall require Yahoo! to (x) amend the 2007 Shareholders Agreement, the 2005 Shareholders Agreement or the existing Organizational Documents of Purchaser other than by entering into the New Shareholders Agreement and voting, in Yahoo!’s capacity as a shareholder of Purchaser, to adopt the Amended and Restated Articles or (y) consent to any transaction that does not satisfy or comply with Sections 3.2(b) or Section 3.3 of the New Shareholders Agreement (as if such provisions were in effect from the date hereof). This Section 4.2 shall terminate upon the earlier to occur of the consummation of a Qualified IPO, consummation of the IPO Sale, or consummation of the IPO Repurchase.

4.3 Share Transactions. From the date hereof until the earlier to occur of (i) the IPO Repurchase Closing, (ii) the consummation of an IPO Sale, (iii) the termination of this Agreement and (iv) December 31, 2015, neither Seller shall, and each Seller shall cause its respective Subsidiaries not to, (1) directly or indirectly, including through one or a series of hedging or other derivative transactions, transfer, sell, assign, encumber or dispose of any Share that would result in the Sellers collectively owning fewer than 261,500,000 Shares (or, prior to the Initial Repurchase Closing, less than 784,500,000 Shares), (2) with respect to at least 261,500,000 Shares, directly or indirectly permit the imposition of any Lien that would prevent the sale and delivery of all of such Shares free and clear of all Liens in the IPO Repurchase should such repurchase occur at any time, or (3) acquire any Share (other than pursuant to (x) any share dividends, share splits, reverse share splits, share consolidations or combinations and similar transactions or (y) any exercise after the Initial Repurchase Closing of any of Sellers’ or its Affiliates’ preemptive rights, if any, under the 2005 Shareholders Agreement, 2007 Shareholders Agreement, New Shareholders Agreement and any amendments to the foregoing, the Purchaser’s Organizational Documents, at any time, or under applicable Law; provided, that a change of control of Yahoo! shall not constitute a direct or indirect transfer, sale, assignment, encumbrance or disposal for purposes of the preceding clause (1).

4.4 Efforts.

(a) Except with respect to those matters as to which a different efforts standard is explicitly stated, each Party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action (and to do, or shall cause to be done, all things necessary, proper or advisable under Law) to consummate the Transactions as promptly as practicable and to make or obtain all Consents required in connection therewith.

(b) Each Party shall (i) make, as promptly as practicable following the execution of this Agreement, all necessary filings and notifications and other submissions (if any) with respect to the Initial Repurchase under Antitrust Laws and PRC National Security Review Rules, (ii) use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to Antitrust Laws and PRC National Security Review Rules and (iii) use its reasonable best efforts to obtain any necessary or appropriate Consent from any Governmental Authority and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the Transactions under Antitrust Laws and PRC National Security Review Rules, and the removal of any Order under Antitrust Laws and PRC National Security Review Rules impeding the consummation of the Initial Repurchase.

(c) If (i) any objections are asserted by any Governmental Authority with respect to the Transactions under any Law, (ii) any Action is instituted (or threatened to be instituted) by any Governmental Authority challenging the Transactions as violative of any Law or which would otherwise prevent, materially delay or materially impede the consummation of the Transactions, or (iii) any Law is in effect which would make the consummation of the Transactions illegal or would otherwise prevent, materially delay or materially impede the consummation of the Transactions, then each Party shall use its reasonable best efforts to resolve any such objection or Action so as to permit the consummation of the Transactions as promptly as possible, and in any event in advance of the Seller Outside End Date. In furtherance of the foregoing, subject to the Parties first complying with the obligations of the previous sentence, each Party shall use its reasonable best efforts, at its own expense, to defend, contest, appeal and resist any such Action and to have any such Action or Law vacated, lifted, reversed, removed or repealed (including by seeking any appropriate Consents).

(d) In the event that any Person commences a Private Action that seeks, or could result in, a Private Action Order, each Party against which the Private Action is brought shall use its reasonable best efforts to contest, resist, oppose and defend against such Private Action and against the entry of any Private Action Order so as to allow the Transactions to be consummated as contemplated by the Transaction Documents without the imposition of any further conditions or requirements. If any Private Action Order is issued or entered, (1) each Party against which such Private Action Order has been made (and each other Party specifically required to take an action as a condition to the lifting of such Private Action Order) shall use its reasonable best efforts to have such Private Action Order lifted, vacated, reversed, repealed or removed as promptly as possible and in any event prior to the Seller Outside End Date and (2) Sellers shall use reasonable best efforts to comply with all of the requirements of such Private Action Order including, in the case of a Private Action Order other than a Temporary Private Action Order, immediately and, in the case of a Temporary Private Action Order, commencing at the later of (x) the effective date of such Temporary Private Action Order and (y) the date that is two (2) months after the date of this Agreement, satisfying any conditions or requirements to the lifting, removal, or satisfaction of such Private Action Order imposed or implied thereby (including by seeking any Consents, including Consents from members, partners, shareholders or Affiliates of such Party, as applicable) so as to permit the consummation of the Transactions as promptly as possible such that the Transactions may proceed notwithstanding such Private Action Order.

(e) None of the Parties shall be required to take any action pursuant to Section 4.4(c) or 4.4(d) to the extent it would reasonably be expected to have a material adverse effect on the financial condition of such Party and its Subsidiaries, taken as a whole.

(f) Each Party shall bear its own filing and other Expenses incurred with respect to any filings made pursuant to this Section.

(g) Each Party shall, without further consideration (unless otherwise provided for herein), take or cause to be taken such further actions, and shall execute, deliver and file or cause to be delivered and filed such further documents and instruments, and shall obtain such consents, as may be reasonably required or requested by a Party in order to effectuate the terms and conditions of this Agreement. If the U.S. Securities and Exchange Commission at any time requests that Yahoo! file any or all of the exhibits to this Agreement that Yahoo! has not filed with the U.S. Securities and Exchange Commission, then Yahoo! will seek and use its reasonable best efforts to obtain confidential treatment of such exhibits by the U.S. Securities and Exchange Commission for the longest confidentiality term possible and shall promptly notify Purchaser of any such request and allow Purchaser the opportunity to review and comment on the submission of the confidential treatment request.

(h) Each Party shall cooperate with the other Party in connection with the actions contemplated by this Section 4.4 that are required to be taken with respect to any Governmental Authority in order to obtain approvals or clearances to consummate the Transactions, including to keep the other Party reasonably apprised of the status of the matters contemplated by this Section 4.4(h).

(i) Promptly after the completion or abandonment of Purchaser’s offer to privatize Alibaba.com Limited, Purchaser shall cause Alibaba.com Limited to approve the Alibaba.com Investment Agreement Termination.

4.5 Public Announcements. The initial press release regarding the Transactions shall be a joint press release by Purchaser and Yahoo!. Each of the Parties agrees that no press release or similar public announcement, disclosure or communication shall be made concerning the terms of the Transactions, except (i) solely to the extent requested or required to comply with the requirements of applicable Law or applicable stock exchange regulations (including stock exchange, SFC and other regulations applicable to Yahoo! or Alibaba.com Limited), or (ii) if the Parties have consulted and approved such announcement, disclosure or communication in advance of its public disclosure. The Parties acknowledge and agree that notwithstanding anything in this Agreement to the contrary, Yahoo! may file with the U.S. Securities and Exchange Commission a Form 8-K and other U.S. Securities and Exchange Commission forms summarizing the material terms of this Agreement and otherwise complying with the requirements of such forms. Yahoo! will provide a draft of such Form 8-K to Purchaser at a reasonable time in advance of its filing and will consider in good faith any comments from Purchaser thereto.

4.6 Financing.

(a) Purchaser shall keep Yahoo! reasonably informed with respect to Purchaser’s plan for financing the Initial Repurchase (including nature, amount and anticipated timing) and with respect to the status of such financing. No later than five Business Days prior to the Initial Repurchase Closing Date, Purchaser shall deliver to Yahoo! the Financing Certificate and provide Yahoo! with an opportunity to review (in person at the offices of Purchaser’s U.S. counsel), but not to make copies of or retain, the equity financing documents relevant to calculating the Repurchase Price. Purchaser may withdraw and may replace any previously-delivered Financing Certificate; provided, however, that Purchaser shall keep Yahoo! informed of such withdrawal or replacement as soon as reasonably practicable after such occurrence and in any event prior to the Initial Repurchase Closing Date.

(b) In the event that, (i) during the Replacement Equity Financing Period, Purchaser sells, or enters into a binding written agreement to sell, Equity Interests for proceeds of more than US$500,000,000 (such financing during such time period, “Subsequent Equity Financing”) and (ii) at any time during the Replacement Equity Use Period Purchaser uses any proceeds of such Subsequent Equity Financing to repurchase Equity Interests or to (x) redeem or repay indebtedness of any of Purchaser’s Subsidiaries incurred after the date of this Agreement or (y) redeem or repay indebtedness of Purchaser (any Subsequent Equity Financing meeting the conditions set forth in both of clauses (i) and (ii), “Replacement Equity Financing”), Purchaser shall, within five Business Days of such repurchase, redemption or repayment, pay to Yahoo! and/or YHK, as applicable, an amount in cash equal to each Seller’s pro rata share of the Make Whole Amount.

(c) No Shares or Equity Interests sold by Purchaser as part of the financing of the Initial Repurchase (including in any Replacement Equity Financing) shall be sold to JT, JM, SB or any of their respective Affiliates.

(d) Following the Initial Repurchase Closing, Purchaser shall cause JM on behalf of himself and the other AGH SAFE 75 Reporting Persons who are required to do so by Law to submit applications to amend the AGH SAFE Circular 75 Registration within 30 days upon the occurrence of any Amendment Event.

4.7 Disposition on Qualified IPO.

(a) In connection with a Qualified IPO, Yahoo! and YHK shall, at Purchaser’s election, either: (i) sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, the IPO Disposition Shares at a price per share equal to the IPO Repurchase Price (an “IPO Repurchase”), or (ii) concurrently with the consummation of the Qualified IPO, sell the IPO Disposition Shares directly in the Qualified IPO (an “IPO Sale”). The allocation of Shares to be sold by Yahoo! and/or YHK in connection with an IPO Repurchase or IPO Sale shall be determined at Yahoo!’s discretion, but Yahoo! shall be liable for the delivery of the full amount of such Shares.

(b) In order to elect to cause Sellers to participate in and complete an IPO Sale, Purchaser shall provide written notice to Yahoo! of such election by no later than 10 Business Days prior to the commencement of marketing efforts by the underwriters with respect to a Qualified IPO (the “IPO Sale Notice”). If Purchaser timely delivers an IPO Sale Notice to Yahoo!, each Seller shall execute, deliver and perform its obligations under (i) the underwriting agreement between the managing underwriter and Purchaser with respect to such Qualified IPO (on terms and conditions reasonably acceptable to Yahoo! (with terms and conditions customary for initial public offering underwritings in the market in which the Qualified IPO is to occur being presumed to be reasonably acceptable to Yahoo!, subject to Sections 4.7(d)(i) and 4.7(d)(ii))), (ii) a lock-up agreement on terms no less favorable to Yahoo! than the terms of the lock-up agreement executed by JM, JT and SB in connection with such Qualified IPO, pursuant to which Sellers shall agree not to sell or otherwise transfer any Shares during the period of time specified in such lock-up agreement (such period not to exceed the shorter of (x) the shortest period specified in any lock-up agreement executed by JM, JT, SB or Purchaser in connection with such Qualified IPO and (y) twelve months, and which lock-up shall include a provision that the underwriters shall not release JT, JM, SB or Purchaser from any such lock-up agreement or waive such Person’s obligations thereunder without concurrently releasing or waiving such obligations of each Seller from its lock-up agreement), and (iii) all other documents customarily required of a selling shareholder in an underwritten public offering, including a power of attorney and custody agreement; provided, that Sellers shall not be required to make any representations regarding Purchaser or Purchaser’s Subsidiaries.

(c) Unless Purchaser timely delivers an IPO Sale Notice to Yahoo! in connection with a Qualified IPO, Purchaser and Sellers shall consummate the IPO Repurchase (the “IPO Repurchase Closing”) on the third Business Day after the completion of such Qualified IPO. At the IPO Repurchase Closing, (i) each Seller shall deliver or cause to be delivered to Purchaser share certificates representing all of the IPO Disposition Shares free and clear of any Liens, (ii) the Purchaser shall make entries in its register of members to record and give effect to the repurchase and cancellation of the IPO Disposition Shares, and (iii) Purchaser shall deliver in accordance with the Cash Payment Procedures an amount in cash to Yahoo! equal to the IPO Repurchase Price multiplied by the number of IPO Disposition Shares (the “Aggregate IPO Repurchase Consideration”). Unless the IPO Sale Notice has been delivered, the obligations to consummate the IPO Repurchase Closing as set forth in this Section 4.7 shall be unconditional, and no further repurchase agreement or other agreement (other than as may be requested by Purchaser in accordance with Section 4.7(d)) shall be required to consummate the IPO Repurchase Closing. All deliveries to be made or other actions to be taken at the IPO Repurchase Closing shall be deemed to occur simultaneously with the other deliveries and actions at the IPO Repurchase Closing.

(d) Sellers shall execute and deliver such additional customary documents, instruments, certificates, filings and agreements and take such additional actions as are reasonably necessary to permit to occur a Qualified IPO, an IPO Repurchase or an IPO Sale or the debt or equity financing of an IPO Repurchase and which do not impose commercially unreasonable terms or conditions on Sellers; provided that:

(i) In connection with a Qualified IPO or IPO Sale, Sellers shall not be required to execute and deliver any such documents, instruments, certificates, filings and agreements or take any such additional actions that (a) are not customarily executed, delivered or taken by shareholders of a listing applicant that are not the “controlling shareholder” (within the meaning of such term or a similar term under the listing rules of the stock exchange on which the Qualified IPO or IPO Sale occurs (including, if applicable, the Hong Kong Listing Rules) or the applicable Laws of the jurisdiction in which the Qualified IPO or IPO Sale occurs); provided that the foregoing shall not relieve the Sellers and their Affiliates from their obligations, if any, as “substantial shareholders” or “connected persons” (within the meaning of such terms or similar terms under the listing rules of the stock exchange on which the Qualified IPO or IPO Sale occurs (including, if applicable, the Hong Kong Listing Rules) or the applicable Laws of the jurisdiction in which the Qualified IPO or IPO Sale occurs), (b) would alter the terms of the Preference Shares (if Sellers own any Preference Shares at that time), or (c) would alter any rights or obligations of Sellers under any of the Transaction Documents except as contemplated by such Transaction Document;

(ii) Sellers shall not be required to execute and deliver any such documents, instruments, certificates, filings and agreements or to take any such actions that would give rise to (i) any obligations imposed on the Sellers or their Affiliates as “controlling shareholder” (within the meaning of such term or a similar term under the listing rules of the stock exchange on which the Qualified IPO or IPO Sale occurs (including, if applicable, the Hong Kong Listing Rules) or the applicable Laws of the jurisdiction in which the Qualified IPO or IPO Sale occurs) of the Purchaser upon completion of an IPO; provided that the foregoing shall not relieve the Sellers and their Affiliates from their obligations as “substantial shareholders” or “connected persons” (within the meaning of such term or a similar term under the listing rules of the stock exchange on which the Qualified IPO or IPO Sale occurs (including, if applicable, the Hong Kong Listing Rules) or the applicable Laws of the jurisdiction in which the Qualified IPO or IPO Sale occurs), or (ii) any non-competition obligations and any obligations to designate business opportunities to the Purchaser.

The Purchaser shall provide Yahoo! and YHK a reasonable opportunity to review and comment on any documentation customarily required from selling shareholders for the consummation of the Qualified IPO or an IPO Sale.

(e) In connection with a Qualified IPO, Purchaser shall, prior to Purchaser’s selection of any joint global coordinator with respect to such Qualified IPO, deliver a written request to Yahoo! that Yahoo! select an Eligible Bank (the “Specified Bank Request”), and Yahoo! shall deliver a written notice to Purchaser identifying one Eligible Bank within three Business Days of delivery of the Specified Bank Request (the “Specified Bank Notice”). Within two Business Days of receipt of Specified Bank Notice, Purchaser shall deliver a written notice to Yahoo! either (i) confirming that the Eligible Bank identified in the Specified Bank Notice is acceptable to Purchaser or (ii) rejecting the Eligible Bank identified in the Specified Bank Notice, in which event, within two Business Days of receipt of such rejection notice, Yahoo! shall deliver a new Specified Bank Notice to Purchaser that identifies an Eligible Bank that has not been rejected by Purchaser (in the current or any prior application of this sentence), and this sentence shall apply to such Specified Bank Notice and any successive Specified Bank Notice; provided, that Purchaser is entitled to reject only (x) one Eligible Bank for any or no reason and (y) up to two additional Eligible Banks if such Eligible Bank has acted or is acting as a global coordinator, book runner or lead manager for a capital markets transaction with a Specified Company (provided that Purchaser shall not be entitled to reject an Eligible Bank under this subclause (y) in the event that a global coordinator selected by Purchaser for the Qualified IPO acted or is acting as a global coordinator, book runner or lead manager for a capital markets transaction with such Specified Company); provided, further, that if Purchaser has rejected any of the Eligible Banks under the foregoing subclause (y) and Purchaser subsequently selects a joint global coordinator with respect to such Qualified IPO who acted or is acting as a global coordinator, book runner, or lead manager for a capital markets transaction with such Specified Company, then Yahoo! may elect to change its Specified Bank by delivering a Specified Bank Notice pursuant to the foregoing procedure and Purchaser shall not be entitled to reject pursuant to the foregoing subclause (y) any Eligible Bank identified in such Specified Bank Notice. “Specified Bank” means (i) if Purchaser confirms that an Eligible Bank identified in a Specified Bank Notice is acceptable to Purchaser, or if Purchaser fails to confirm or reject an Eligible Bank in the time required, the Eligible Bank identified in such Specified Bank Notice, (ii) if Purchaser rejects one or two Eligible Banks in accordance with the previous sentence, the Eligible Bank (which shall not be any of the rejected Eligible Banks) identified by Yahoo! to Purchaser in a subsequent Specified Bank Notice and confirmed by Purchaser as acceptable to Purchaser; or (iii) if Purchaser rejects three Eligible Banks in accordance with the previous sentence, the Eligible Bank (which shall not be any of the rejected Eligible Banks) identified by Yahoo! to Purchaser in the Specified Bank Notice delivered to Purchaser within two Business Days of such third rejection. Except as otherwise consented to by Yahoo! (such consent not to be unreasonably withheld), the Specified Bank will receive or be provided with underwriting fees in an amount not less than the amount received by the third-most- highly- compensated underwriter in the Qualified IPO; provided that if the Specified Bank is offered an opportunity to provide financing, but does not provide financing, at the same or greater level as at least one of the three most highly compensated underwriters in the Qualified IPO, in any financing of Purchaser (or the entity that is the subject of the Qualified IPO) obtained at or near the time of the Qualified IPO, then fees paid to the Specified Bank shall be determined by Purchaser in its sole, reasonable discretion.

4.8 Specified Tax Matters.

(a) No Withholding. Except to the extent otherwise required by a change in applicable Law after the date hereof, payment by Purchaser of the Aggregate Purchase Consideration, the Make Whole Amount, the Aggregate IPO Repurchase Consideration and the TIPLA Amendment Closing Consideration and any Tax sharing payments made by the Parties pursuant to this Section 4.8 shall be made free and clear of, and without deduction or withholding for or on account of, any withholding Taxes. Each Party shall provide written notice to the other Party at least 10 Business Days prior to any such deduction or withholding of Taxes, and the Parties shall cooperate and take any action reasonably requested by the other Party in order to minimize or eliminate such withholding Taxes to the extent permitted by applicable Law. If such Taxes are required to be deducted or withheld as a result of a change in applicable Law then, within 10 Business Days after timely remitting such withheld amounts to the applicable Governmental Authority, the Party that made such withholding shall deliver to the Party in respect of which the withholding was made a certified copy of any receipt issued by the Governmental Authority evidencing such remittance, a certified copy of the return reporting such remittance, or other written evidence of such remittance reasonably satisfactory to the Party in respect of which the withholding was made.

(b) Responsibility for Taxes. Subject to paragraphs (c) and (d) below, each Party shall be exclusively responsible for and shall pay any Taxes (including PRC Capital Gains Tax) imposed primarily on such Party or such Party’s Affiliates with respect to the Initial Repurchase, an IPO Repurchase or an IPO Sale; provided that a Party (or its Affiliate) shall not be deemed to be primarily liable for any Taxes for which it is liable solely in its capacity as a withholding agent with respect to payments made to any other Party to the extent such withholding obligation arises as a result of a change in applicable Law after the date hereof.

(c) PRC Capital Gains Tax.

(i) In the event PRC Capital Gains Tax is imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase, Purchaser shall pay to Yahoo! the Anticipated AGH PRC Tax Payment within 10 Business Days following the receipt by Purchaser of a written notice from Yahoo! evidencing payment by Yahoo! or any of its Affiliates of PRC Capital Gains Tax with respect to the Initial Repurchase.

(ii) Within 10 Business Days of Yahoo! filing its consolidated U.S. federal income Tax return for the taxable year in which PRC Capital Gains Tax is imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase, Yahoo! shall notify Purchaser in writing of the difference, if any, between the Anticipated AGH PRC Tax Payment and the AGH PRC Tax Payment, which notice shall be accompanied by reasonable detail supporting the computation of the AGH PRC Tax Payment. Within 10 Business Days of Purchaser’s receipt of such notice, if the Anticipated AGH PRC Tax Payment exceeds the AGH PRC Tax Payment, then Yahoo! shall pay such excess amount to AGH.

(iii) Within 10 Business Days of (x) Yahoo! filing its consolidated U.S. federal income Tax return for any taxable year following the taxable year described in clause (ii) above until and including the taxable year ending December 31, 2014 or (y) any other adjustment to the AGH PRC Tax Payment that occurs after the Initial Repurchase and prior to the expiration of the statute of limitations applicable to Yahoo!’s consolidated U.S. federal income Tax return for the taxable year ending December 31, 2014 (whether by reason of any final disposition of a Tax proceeding, the filing of any amended Tax return or otherwise), Yahoo! shall notify Purchaser in writing of the difference, if any, between the AGH PRC Tax Payment (as previously calculated) and the AGH PRC Tax Payment (as calculated at such time), which notice shall be accompanied by reasonable detail supporting the computation of the AGH PRC Tax Payment (as calculated at such time). Within 10 Business Days of Purchaser’s receipt of such notice, (A) if the AGH PRC Tax Payment (as calculated at such time) exceeds the AGH PRC Tax Payment (as previously calculated), then AGH shall pay such excess amount to Yahoo!, or (B) if the AGH PRC Tax Payment (as previously calculated) exceeds the AGH PRC Tax Payment (as calculated at such time), then Yahoo! shall pay such excess amount to AGH.

(iv) Any dispute between the Parties regarding the computation of the AGH PRC Tax Payment or any subsequent adjustment thereof shall be resolved by a nationally-recognized, independent U.S. accounting firm mutually selected by the Parties. Any fees and expenses of such accounting firm incurred in connection with such dispute shall be borne equally by Purchaser, on the one hand, and Yahoo!, on the other hand.

(v) Purchaser shall use commercially reasonable efforts to assist Yahoo! with respect to (A) Tax filings with the PRC Tax authorities and compliance with any procedures relating to PRC Capital Gains Tax, and (B) minimizing or eliminating any potential PRC Capital Gains Tax liability to the extent permitted by applicable Law, in each case, in connection with the Initial Repurchase. Sellers shall authorize one of Purchaser’s Subsidiaries that is a wholly foreign owned enterprise formed under the Laws of the PRC to act as agent of the Sellers for purposes of seeking an exemption from, or seeking to minimize, PRC Capital Gains Tax with respect to the Initial Repurchase, and any related communications with the PRC Tax authorities; provided that, in connection therewith, Purchaser shall, and shall cause such Subsidiary to, (A) provide Yahoo! with copies of any written communications received from the PRC Tax authorities, (B) provide Yahoo! with a reasonable opportunity to comment on any written materials before they are submitted to the PRC Tax authorities, (C) permit Yahoo! to attend any scheduled meetings or conferences with the PRC Tax authorities, and (D) not settle, compromise or abandon such exemption proceeding without the prior written consent of Yahoo! (such consent not to be unreasonably withheld, conditioned or delayed).

(vi) Yahoo!, at its expense, shall have the right to conduct and control any Tax audit, contest or other proceeding relating to PRC Capital Gains Tax with respect to the Initial Repurchase; provided that, in connection with any such audit, contest or other proceeding, Yahoo! shall (A) provide Purchaser with copies of any written communications received from the PRC Tax authorities, (B) provide Purchaser with a reasonable opportunity to comment on any written materials before they are submitted to the PRC Tax authorities, (C) permit Purchaser to attend any scheduled meetings or conferences with the PRC Tax authorities, and (D) not settle, compromise or abandon such audit, contest or proceeding without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Transfer Taxes. Each of Purchaser and Yahoo! shall be responsible for and shall bear one half of any Transfer Taxes imposed with respect to the Initial Repurchase, regardless of the Party responsible for such Transfer Taxes under applicable Law. The Parties shall cooperate to ensure the timely payment of any Transfer Taxes and the timely filing of any necessary documentation with respect thereto.

(e) Tax Cooperation.

(i) In the event PRC Capital Gains Tax is imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase, Yahoo! shall use reasonable efforts to maximize the utilization of any foreign Tax credits, for U.S. federal income tax purposes, attributable to, or resulting from, the imposition of such PRC Capital Gains Tax (including, without limitation, by electing to treat any items of Specified Taxable Income as foreign source income pursuant to Section 865(h)(2) of the U.S. Internal Revenue Code of 1986, as amended, to the extent permitted by applicable Law).

(ii) Purchaser shall provide Yahoo! on a reasonably timely basis with all information reasonably requested by Yahoo! for purposes of preparing and filing Tax returns or complying with any other requirement under applicable Tax Law, in each case, with respect to Yahoo!’s or any of its Affiliate’s ownership or disposition of Shares (including information relevant to determining and claiming foreign Tax credits, for U.S. federal income Tax purposes); provided, that, for these purposes, Purchaser shall not be required to prepare any information that it does not maintain at such time; provided, further, that Purchaser shall, at Yahoo!’s expense, provide such cooperation as Yahoo! may reasonably request to enable Yahoo!’s external advisors to prepare such information.

4.9 Shareholders Agreement; Amended and Restated Articles. At the Initial Repurchase Closing, Purchaser and each Seller shall execute and deliver to the other the New Shareholders Agreement and Purchaser shall adopt the Amended and Restated Articles. The parties shall cooperate in good faith to, within thirty (30) days of the date hereof, prepare a form of the Amended and Restated Articles which form shall (i) be reasonably acceptable to each of the Company and Yahoo!, (ii) include only such changes as are necessary to give effect to the New Shareholders Agreement, and (iii) be attached hereto as Exhibit H no later than 30 days from the date hereof.

4.10 Non-Circumvention. No Party shall, directly or indirectly, take, omit to take, or permit any action having a purpose of circumventing or having an effect of circumventing or rendering inapplicable, in whole or in part, the rights or obligations of any Party under the Transaction Documents. The Parties shall not, and shall cause each of their respective Affiliates to not, enter into or engage in any transaction that would reasonably be expected to prevent or materially delay the consummation of the Transactions or materially reduce the likelihood of any Closing to occur.

ARTICLE V

CLOSING CONDITIONS

5.1 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Initial Repurchase Closing is subject to the satisfaction or waiver of each of the following conditions:

(a) Shareholder Approval. Purchaser Shareholder Approval shall have been obtained.

(b) Legal Matters. There shall not be any Law in effect or Order by any Governmental Authority of competent jurisdiction the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or restrict consummation of the Initial Repurchase. There shall not be pending or threatened any Action brought by a Governmental Authority of competent jurisdiction seeking to enjoin, make illegal or otherwise prohibit or restrict consummation of the Initial Repurchase.

(c) Performance. Sellers shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement in connection with the Initial Repurchase before or at the Initial Repurchase Closing.

(d) Representations and Warranties. Each of the representations and warranties of Sellers contained in Article III of this Agreement (other than the representations and warranties in Section 3.5) shall be true and correct in all respects without giving effect to any materiality or material adverse effect qualifiers contained therein, except for such failures to be true and correct as would not have a Seller Material Adverse Effect. The representations and warranties of Sellers in Section 3.5 shall be true and correct in all respects.

(e) Yahoo! shall have delivered to Purchaser duly executed counterparts of each of the Investment Agreement Terminations, the Registration Rights Agreement, and the New Shareholders Agreement.

(f) If Shares are to be delivered by Yahoo!, Yahoo! shall have delivered to Purchaser the certificates specified in Section 1.4(b)(vi).

(g) If Shares are to be delivered by YHK, YHK shall have delivered to Purchaser the certificates specified in Section 1.4(b)(vii).

(h) The applicable Tolling and Marketing Period, if any, shall have ended.

5.2 Conditions to Obligation of Sellers. The obligation of Sellers to effect the Initial Repurchase Closing is subject to the satisfaction or waiver of each of the following conditions:

(a) Qualified Resale. A Qualified Resale shall have been consummated or shall be consummated concurrently with the Initial Repurchase Closing.

(b) Legal Matters. There shall not be any Law in effect or Order by any Governmental Authority of competent jurisdiction the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or restrict consummation of the Initial Repurchase. There shall not be pending or threatened any Action brought by a Governmental Authority of competent jurisdiction seeking to enjoin, make illegal or otherwise prohibit or restrict consummation of the Initial Repurchase.

(c) Performance. Purchaser shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement before or at the Initial Repurchase Closing.

(d) Representations and Warranties. Each of the representations and warranties of Purchaser contained in Article II of this Agreement (other than the representations and warranties in Sections 2.3, 2.5(a), (b), (c), 2.8 and 2.10) shall be true and correct in all respects, without giving effect to any materiality or material adverse effect qualifiers contained therein, except for such failures to be true and correct as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The representations and warranties of Purchaser in Sections 2.3, 2.5(a), 2.8 and 2.10 shall be true and correct in all respects and the representations and warranties of Purchaser in 2.5(b) and (c) shall be true and correct in all material respects; provided, that the representations and warranties of Purchaser in Section 2.3 need not be true or correct if no Preference Shares are issued to any Seller in connection with the transactions contemplated hereby; provided, further, that the representations and warranties of Purchaser in Section 2.5(a), (b) and (c) shall be deemed to be true and correct in all respects unless the aggregate Outstanding Shares and Equity Awards outstanding as of the date hereof are materially fewer than the aggregate disclosed in Section 2.5(a), (b) and (c).

(e) Purchaser shall have delivered to Yahoo! duly executed counterparts of each of the Investment Agreement Terminations, the Registration Rights Agreement and the New Shareholders Agreement.

(f) Purchaser shall have delivered to Yahoo! the certificates specified in Sections 1.4(a)(iv).

(g) Purchaser shall have delivered the Financing Certificate to Yahoo! no later than five Business Days prior to the Initial Repurchase Closing.

5.3 Conditions to Obligation of Yahoo! and Purchaser with Respect to the TIPLA Amendment.

(a) The obligation of Purchaser to consummate the TIPLA Amendment and effect the TIPLA Amendment Closing is subject to the satisfaction or waiver of the following conditions: (i) there shall not be any Law in effect or Order by any Governmental Authority of competent jurisdiction the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or restrict consummation of the TIPLA Amendment, and (ii) there shall not be pending or threatened any Action brought by a Governmental Authority of competent jurisdiction seeking to enjoin, make illegal or otherwise prohibit or restrict consummation of the TIPLA Amendment Closing.

(b) The obligation of Yahoo! to consummate the TIPLA Amendment and effect the TIPLA Amendment Closing is subject to the satisfaction or waiver of the following conditions: (i) there shall not be any Law in effect or Order by any Governmental Authority of competent jurisdiction the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or restrict consummation of the TIPLA Amendment, and (ii) there shall not be pending or threatened any Action brought by a Governmental Authority of competent jurisdiction seeking to enjoin, make illegal or otherwise prohibit or restrict consummation of the TIPLA Amendment Closing.

5.4 Frustration of Closing Conditions. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such Party’s failure to use the standard of effort required from such Party by this Agreement (including Section 4.4) to consummate the Transactions.

ARTICLE VI

TERMINATION

6.1 Termination with Respect to the Initial Repurchase. This Agreement may be terminated at any time before the Initial Repurchase Closing only as follows:

(a) upon mutual written consent of Purchaser and Yahoo!;

(b) upon written notice by Yahoo! of such termination to Purchaser, if either (i) both (x) all conditions set forth in Section 5.1 are satisfied (other than those conditions which, by their nature, are to be satisfied at the Initial Repurchase Closing) by the Seller First End Date and (y) the Initial Repurchase Closing has not occurred by the fifth (5th) Business Day after the Seller First End Date or (ii) the Initial Repurchase Closing has not occurred by the Seller Outside End Date; provided, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to Yahoo! if Yahoo!’s failure to fulfill any obligation under this Agreement or other breach of this Agreement caused, or resulted in, the failure of the Initial Repurchase to have been consummated on or before the Seller First End Date or Seller Outside End Date, as applicable, or Yahoo! has failed to comply with its obligations under Section 4.4 or (ii) during the pendency of a legal proceeding brought by Purchaser for specific performance of this Agreement;

(c) upon written notice by Purchaser of such termination to Yahoo!, if the Initial Repurchase Closing has not occurred by the Purchaser End Date; provided, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to Purchaser (i) if (x) Purchaser’s failure to fulfill any obligation under this Agreement or other breach of this Agreement or (y) the failure of JM, JT, SB or any of their respective Affiliates to fulfill any of their respective obligations under the Voting Agreement, caused, or resulted in, the failure of the Initial Repurchase to have been consummated on or before the Purchaser End Date, or (ii) during the pendency of a legal proceeding brought by Yahoo! for specific performance of this Agreement;

(d) upon written notice by Yahoo! of such termination to Purchaser, if (i) a breach of any representation, warranty, covenant or agreement of (x) Purchaser herein or (y) JM, JT, SB or any of their Affiliates in the Voting Agreement would result in any of the conditions to Seller’s obligations set forth in Section 5.2 not being satisfied, (ii) such breach (1) is by its nature incapable of being cured, (2) if curable, has not been cured by the earlier of 30 days after written notice thereof by Yahoo! to Purchaser and the Seller Outside End Date, and (iii) neither Seller is in material breach of this Agreement or the Voting Agreement;

(e) upon written notice by Purchaser of such termination to Yahoo!, if (i) a breach of any representation, warranty, covenant or agreement of Sellers herein or in the Voting Agreement would result in any of the conditions to Purchaser’s obligations set forth in Section 5.1 not being satisfied, (ii) such breach (1) is by its nature incapable of being cured, (2) if curable, has not been cured by the earlier of 30 days after written notice thereof by Purchaser to Yahoo! and the Purchaser End Date and (iii) (x) Purchaser is not in material breach of this Agreement or the Voting Agreement and (y) none of JM, JT, SB or any of their Affiliates is in material breach of the Voting Agreement; and

(f) upon written notice by either of Yahoo! or Purchaser of such termination to the other, if any Governmental Authority of competent jurisdiction shall have issued a Permanent Prohibition of the consummation of the Initial Repurchase; provided, that the right to terminate this Agreement with respect to the Initial Repurchase pursuant to this Section 6.1(f) shall not be available to (i) Yahoo!, if the issuance of a Permanent Prohibition was due to the breach by Yahoo! of this Agreement or the Voting Agreement or if Yahoo! shall have failed to use the efforts required by Section 4.4 to prevent the entry of and to seek to remove such Permanent Prohibition, or (ii) Purchaser, if the issuance of a Permanent Prohibition was due to the breach by (x) Purchaser of this Agreement or the Voting Agreement to which Purchaser is party or if Purchaser shall have failed to use the efforts required by Section 4.4 to prevent the entry of and to seek to remove such Permanent Prohibition or (y) JM, JT, SB or any of their Affiliates of the Voting Agreement.

6.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void, and there shall be no liability on the part of Purchaser or Sellers or any of their Affiliates in connection therewith; provided, that the Parties’ obligations under the proviso of Section 1.6 (TIPLA Amendment Closing), Section 4.5 (Public Announcements) and this Section 6.2 and Article VII (Miscellaneous) shall survive any such termination.

ARTICLE VII

MISCELLANEOUS

7.1 Definitions; Interpretation.

(a) Treatment of Ambiguities. Each Party acknowledges that it has participated in the drafting of this Agreement and the other Transaction Documents to which it is a party, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement or the other Transaction Documents.

(b) References; Construction.

(i) Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Appendix, Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an appendix, exhibit or schedule to, this Agreement.

(ii) The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(iii) Unless otherwise provided herein, any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of this Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder.

(iv) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, unless the context clearly indicates to be contrary, to be followed by the words “but (is/are) not limited to.” The word “or” shall not be limiting or exclusive.

(v) References to “US Dollars,” “US$” are to U.S. Dollars. The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Appendices, Exhibits and Schedules), unless the context clearly indicates to the contrary (for example, that a particular section, schedule or exhibit is the intended reference).

(vi) All references in this Agreement to per-share amounts shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits, stock combinations and similar transactions.

(vii) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next Business Day.

(viii) Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

(ix) If between the date of this Agreement and the earlier to occur of an IPO Repurchase Closing or the completion of an IPO Sale, there shall occur any reclassification, share split, reverse share split or share combination, exchange, readjustment or share dividend, in each case affecting the number of IPO Shares (any of the foregoing, an “Adjustment”), then the references in this agreement to numbers of Shares, IPO Shares, Equity Interests, per share prices and all calculations provided for in this Agreement based thereon shall be adjusted if and to the extent necessary to provide to the parties the same economic effect of this Agreement had such Adjustment not occurred.

(c) Directly or Indirectly. The phrase “directly or indirectly” means directly or indirectly through one or more intermediate Persons or through contractual or other arrangements or understandings, and “direct or indirect” has the correlative meaning.

7.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three Business Days after being mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) when received, if sent by overnight delivery service or international courier or (iv) when sent, if sent by email, provided that it is followed immediately by confirmation via facsimile, personal delivery, overnight delivery service or international courier. A Party may change its address, facsimile number or email address for the purposes hereof upon written notice to the other Parties. Such notices or other communications shall be sent to each Party as follows:

If to any Seller:

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Attention:        General Counsel

Email: callahan@yahoo-inc.com

Facsimile: +1 (650) 349-3650

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Suite 1100

Palo Alto, CA 94301

Attention:        Leif King, Esq.

Email: Leif.King@skadden.com

Facsimile: +1 (650) 470-4570

If to Purchaser:

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited

26th Floor, Tower One

Times Square, 1 Matheson Street

Causeway Bay, Hong Kong

Attention:        General Counsel

Email: tim.steinert@hk.alibaba-inc.com

Facsimile: +852 9095-8659

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:        Mark Gordon, Esq.

Email: mgordon@wlrk.com

Facsimile: +1 (212) 403-2000

7.3 Governing Law. The internal laws, and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law and any successor provision thereto), of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties hereunder.

7.4 Arbitration.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof shall be exclusively referred to and finally resolved by binding arbitration. The arbitration shall be administered by the International Chamber of Commerce (“ICC”), and conducted in accordance with the arbitration rules of the ICC (the “Rules”) in effect at the time of commencement of such arbitration and the provisions set forth in this Section 7.4, which Rules are deemed to be incorporated by reference into this Agreement. The seat of the arbitration shall be Singapore. Notwithstanding that the seat of the arbitration is Singapore, the arbitrators and parties to the arbitration may participate in hearings at a location other than Singapore that is deemed by the arbitrators to be most convenient and efficient for the Parties. Arbitration proceedings (including any arbitral award rendered) shall be conducted in the English language. There shall be three arbitrators (the “Tribunal”), and the Parties agree that one arbitrator shall be nominated by each party for confirmation by the Court in accordance with the Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party appointed arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Court.

(b) The Tribunal shall endeavor to complete the arbitration and render an arbitral award expeditiously, if practicable, within 150 days of the constitution of the Tribunal. The Tribunal shall be authorized, either in its discretion or upon application by a Party, to extend any time limit relating to the arbitration.

(c) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties to the arbitration. The Tribunal shall be empowered to award, in addition to monetary damages as and to the extent permitted to be recovered under this Agreement, equitable relief, including an injunction and specific performance to the extent permitted by Section 7.6. The Tribunal shall be authorized in its discretion to grant pre-award and post-award interest. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by applicable Laws, be charged against the Party resisting such enforcement. Judgment upon the award may be entered and enforced in any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the International Court of Arbitration of the ICC (the “Court”) may consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties relating to this Agreement or the Transaction Documents. The Court shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.

(e) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the Tribunal, the ICC, the parties to the arbitration, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of the NASDAQ or of any other quotation system or exchange on which the disclosing Party’s securities are listed or applicable Laws.

(f) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in US Dollars (or, if a payment in US Dollars is not permitted by Law and if mutually agreed upon by the Parties, in PRC currency), free from any deduction, offset or withholding for Tax.

(g) Nothing contained herein will be construed to exclude a party to an arbitration, prior to the appointment of the Tribunal, from seeking provisional or emergency remedies from any court of competent jurisdiction or pursuant to the Emergency Arbitration Provisions of the ICC, and such application shall not be deemed inconsistent with, or a waiver of, this agreement to arbitrate. None of the Parties shall institute a proceeding in any court or administrative agency to resolve a dispute relating to this Agreement, except for a court proceeding to compel arbitration or otherwise enforce this agreement to arbitrate, to enforce an order or award of the Tribunal or petition for the provisional or emergency remedies provided for herein. The Parties waive objection to venue and consent to the nonexclusive personal jurisdiction of the courts of Singapore in any action to enforce this arbitration agreement, any order or award of the Tribunal or the provisional or emergency remedies provided for herein. In any such permitted court action, the Parties agree that delivery of the complaint or petition by international courier, with proof of delivery, shall constitute valid and sufficient service, and they individually and collectively waive any objection to such service.

7.5 Entire Agreement. This Agreement and the other Transaction Documents (together with all appendices, schedules, exhibits, annexes and attachments thereto) constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

7.6 Remedies.

(a) Except as set forth in Sections 7.6(b), 7.6(c), 7.6(d) and 7.6(f), (i) the rights and remedies expressly conferred upon a Party herein shall be cumulative and not exclusive of any other rights or remedies of a Party herein and (ii) the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate any of the Transactions) is not performed in accordance with its specific terms or is otherwise breached, and agree that each Party shall be entitled to an injunction or injunctions to specifically enforce the terms hereof and to obtain injunctive relief or any other equitable remedy in the event of or to prevent any breach or threatened breach of this Agreement, including Sellers’ obligation to consummate the Initial Repurchase and the disposition described in Section 4.7 on the terms and subject to the conditions of this Agreement, without the necessity of posting a bond or other undertaking in connection therewith, and each Party hereby waives the defense that an adequate remedy exists at Law for any breach or threatened breach by a Party of this Agreement with respect to which the non-breaching Parties are entitled hereunder to specific performance or other equitable remedies.

(b) Subject to Sections 7.6(f) and 7.6(g), the sole and exclusive remedy of the Sellers in the event that the Purchaser fails to consummate the Initial Repurchase or effectuate the Initial Repurchase Closing in breach of this Agreement is, in the alternative, (i) termination of this Agreement pursuant to Section 6.1(b) or 6.1(d) or (ii) specific performance of Purchaser’s obligations hereunder, including the obligation to purchase the Minimum Repurchased Shares (and only the Minimum Repurchased Shares) at the Repurchase Price. Other than as set forth in the preceding sentence, Sellers shall have no equitable or legal remedy, and Sellers and their Affiliates each waive any remedy other than as set forth in the preceding sentence, whether arising under or based upon any contract, tort, Law or otherwise, including the right to obtain monetary damages, in the event that Purchaser fails to consummate the Initial Repurchase or effectuate the Initial Repurchase Closing in breach of this Agreement or otherwise.

(c) Subject to Sections 7.6(d), 7.6(f) and 7.6(g), the sole and exclusive remedy of the Purchaser in the event that the Sellers fail to consummate the Initial Repurchase or effectuate the Initial Repurchase Closing in breach of this Agreement is, in the alternative, (i) termination of this Agreement pursuant to Section 6.1(c) or 6.1(e) or (ii) specific performance of Sellers’ obligations hereunder, including the obligation to sell up to 523,000,000 Shares (it being understood that Purchaser shall not seek specific performance for the purchase and sale of fewer than 261,500,000 Shares) free and clear of all Liens at a per Share price equal to the Repurchase Price and to consummate the TIPLA Amendment Closing.

(d) If (i) this Agreement is terminated by either Purchaser or Sellers pursuant to Section 6.1(f) and the relevant Permanent Prohibition is a Private Action Order against any Seller or (ii) a Private Action Order against any Seller was issued or entered by a Governmental Authority of competent jurisdiction at any time prior to termination of this Agreement, and in the case of this clause (ii) either (x) this Agreement is terminated by Purchaser pursuant to Section 6.1(e) or (y) this Agreement is terminated by Yahoo! pursuant to Section 6.1(b) or by Purchaser pursuant to 6.1(c) and at the time of such termination the Private Action Resolution Condition was not satisfied with respect to all Private Action Orders against any Seller issued or entered at any time (any termination pursuant to the preceding clause (i), (ii)(x) or (ii)(y), a “Private Action Termination”), then at the election of Purchaser (set forth in the notice of such termination or in a notice given within five Business Days of such termination), (A) Purchaser and Sellers shall proceed with the TIPLA Amendment Closing (Purchaser’s election to pursue this clause (A), a “TIPLA Amendment Closing Election”) (provided, that if the conditions in Sections 5.3(a) and 5.3(b) are not satisfied or waived within 20 Business Days of Purchaser’s election to effect the TIPLA Amendment Closing, then the Parties shall have no obligation to conduct the th TIPLA Amendment Closing and in lieu thereof Purchaser shall be deemed, as of such 20th Business Day, to have irrevocably elected payment of the Expense Amount pursuant to the following clause (B)) or (B) Yahoo! shall pay (or cause to be paid) to Purchaser in accordance with the Cash Payment Procedures an amount equal to $100 million (the “Expense Amount”) in respect of Purchaser’s expenses and costs incurred in connection with this Agreement as promptly as reasonably practicable (and, in any event, within five (5) Business Days following Purchaser’s election (or deemed election) to receive payment of the Expense Amount). Each of the Sellers and Purchaser acknowledges that the agreements contained in this Section 7.6(d) are an integral part of the transactions contemplated by this Agreement. In the event that Yahoo! shall fail to pay the Expense Amount to Purchaser when due, Yahoo! shall reimburse Purchaser for all reasonable expenses actually incurred or accrued by Purchaser (including reasonable expenses of counsel) in connection with the collection and enforcement of this Section 7.6(d). In the event this Agreement is properly terminated pursuant to a Private Action Termination, Sellers’ payment of the Expense Amount pursuant to this Section 7.6(d) or completion of the TIPLA Amendment Closing pursuant to a TIPLA Amendment Closing Election shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Purchaser and its Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, including under Section 7.6(c) or otherwise, and following such payment or TIPLA Amendment Closing pursuant to and in accordance with the terms of this Section 7.6(d), none of the Purchaser or its Affiliates or any other Person shall be entitled to bring or maintain any Action against the Sellers or their Affiliates and none of the Sellers or its Affiliates or any other Person shall be entitled to bring or maintain any Action against the Purchaser or its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. This Section 7.6(d) is subject to Section 7.6(f).

(e) Other than as set forth in Sections 7.6(c) and 7.6(d), Purchaser shall have no equitable or legal remedy, and Purchaser and its Affiliates each waive any remedy other than as set forth in Sections 7.6(c) and 7.6(d), whether arising under or based upon any contract, tort, Law or otherwise, including the right to obtain monetary damages, in the event that Sellers fail to consummate the Initial Repurchase or effectuate the Initial Repurchase Closing, in breach of this Agreement or otherwise.

(f) Section 7.6(d) notwithstanding, in the event the Initial Repurchase Closing occurs, whether in the ordinary course of this Agreement or as the result of an award of specific performance, Purchaser shall not be entitled to seek or receive the Expense Amount or to make a TIPLA Amendment Closing Election.

(g) Notwithstanding anything herein to the contrary, in the event that any of the Sellers, on the one hand, or Purchaser, on the other hand, seeks an Order of specific performance against the other Party (including any of the Sellers seeking an order to effect the purchase of the Minimum Repurchased Shares or Purchaser seeking an order to effect the sale of up to 523,000,000 Shares (it being understood that Purchaser shall not seek specific performance for the purchase and sale of fewer than 261,500,000 Shares) or the TIPLA Amendment Closing), then if such Party prevails in obtaining such Order, the other Party shall reimburse the prevailing Party for all reasonable expenses actually incurred or accrued by such Party (including reasonable expenses of counsel) in connection with the enforcement of such Order.

7.7 Amendments; Waivers. This Agreement may not be amended, modified or otherwise altered in any manner, and the terms and conditions hereof may not be waived, unless in writing signed by the Parties. No waiver hereunder shall be binding unless in writing executed by the Party against whom enforcement of the waiver is sought. The delay or failure by a Party to exercise a right hereunder shall not operate as a waiver of a breach nor shall it prevent such Party from exercising such right with respect to such breach and no waiver of a breach of one provision of this Agreement shall operate as a waiver of another breach of such provision or of a breach of any other provision.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the Parties, and each of their respective successors and permitted assigns.

7.9 Severability. Any term or provision hereof that is held by a tribunal of competent authority to be invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof and, within the jurisdiction of such tribunal, the scope, duration, or applicability of the invalid or unenforceable term or provision shall be amended to delete the necessary words or phrases, and to replace such term or provision with a term or provision that is valid and enforceable, so as to come as close as possible to achieving the economic, legal, or other purposes of such unenforceable term or provision.

7.10 English Language Only. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the parties hereto. All communications to be made or given pursuant to this Agreement will be in the English language.

7.11 No Third Party Beneficiaries. Except as expressly provided herein to the contrary, this Agreement shall not confer any legal or equitable rights or remedies upon any Person other than the Parties and their permitted successors and assigns.

7.12 Expenses. Except as expressly provided herein to the contrary, all Expenses incurred in connection with the Transactions (whether or not the Transactions are consummated) shall be paid by the Party incurring such Expense; provided, that the foregoing shall not impair the remedies available to a Party arising from a breach by another Party.

7.13 No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a partnership or joint venture between or among the Parties. No Party shall be authorized as an agent, employee or legal representative of any other Party.

7.14 Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by email) all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.

7.15 Survival. The representations and warranties in this Agreement shall survive the Initial Repurchase Closing until the applicable statute of limitations. This Section 7.15 shall not limit any covenant or agreement that applies to or is to be performed or contemplates performance after the Initial Repurchase Closing Date, and all such covenants and agreements shall survive until performed in accordance with their terms.

7.16 Certain Definitions. For purposes of this Agreement:

“2005 Shareholders Agreement” means the Shareholders Agreement by and between Purchaser, Yahoo!, SB, the Management Members (as defined therein) and certain other shareholders of Purchaser, dated as of October 24, 2005.

“2007 Articles” means the Amended and Restated Memorandum and Articles of Association of AGH, adopted by special resolution on November 5, 2007 with effect from November 6, 2007.

“2007 Shareholders Agreement” means the First Amended and Restated Shareholders Agreement by and between Purchaser, Yahoo!, SB, the Management Members (as defined therein) and certain other shareholders of Purchaser, dated as of October 21, 2007.

“Action” means any and all actions, inquiries, claims, investigations, complaints, demands, hearings, audits, subpoenas, suits, writ, injunction, notice of violation, mediation, dispute, arbitrations or proceedings, whether civil, criminal, regulatory, administrative or investigative.

“Additional Repurchased Shares” means the lesser of (i) a number of Shares equal to the product of the Additional Share Percentage and 261,500,000 and (ii), a number of Shares equal to (A) the amount by which sum of the Cash Financing Amount plus the Preference Share Value exceeds the Minimum Repurchase Amount, divided by (B) the Repurchase Price; provided further, that if the Cash Financing Amount does not exceed the Minimum Repurchase Amount, then the number of Additional Repurchased Shares shall be zero.

“Additional Share Percentage” means (i) 100%, if the Qualified Resale Amount is equal to or greater than US$2,000,000,000; (ii) 0%, if the Qualified Resale Amount is less than or equal to US$1,000,000,000; and (iii) in all other cases, a fraction the numerator of which is the Qualified Resale Amount minus US$1,000,000,000, and the denominator of which is US$1,000,000,000.

“Adjustment” is defined in Section 7.1(b)(ix).

“Adjustment Amount” means an amount (not less than zero) equal to (1) (i) the product of (x) 523,000,000 and (y) the Repurchase Price, minus (ii) USD$800,000,000, minus (2) the Cash Financing Amount.

“Adoption” is defined in Section 2.2(a).

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person, provided, that with respect to Yahoo!, the term “Affiliate” shall not include Purchaser or its Subsidiaries and with respect to Purchaser, “Affiliate” shall not include Sellers or their respective Subsidiaries and shall include related fund entities and Family Members of each of JM and JT.

“Aggregate Cash Consideration” is defined in Section 1.2(b).

“Aggregate IPO Repurchase Consideration” has the meaning set forth in Section 4.7(c).

“Aggregate Purchase Consideration” is defined in Section 1.2(a).

“AGH” has the meaning set forth in the Preamble.

“AGH Disclosure Schedule” means the disclosure schedule delivered by AGH to Sellers immediately prior to the execution of this Agreement.

“AGH PRC Tax Payment” means the lesser of (i) one half of the excess of (x) the PRC Capital Gains Tax, if any, imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase over (y) the Net U.S. Tax Credit, and (ii) US$100,000,000.

“AGH SAFE 75 Reporting Person” means JM and all other individual holders and/or beneficial owners of the capital stock of AGH who are PRC Residents.

“AGH SAFE Circular 75 Registration” means the registrations made pursuant to SAFE Circular 75 by the AGH SAFE 75 Reporting Persons, as amended from time to time.

“Agreed Formula and Adjustment” means a computation by the Kynex, Inc. web-based Convertible Securities New Issue Pricing Model using the inputs (and only the inputs) set forth in Exhibit G, with the resulting per share value further adjusted as and to the extent provided in Exhibit F.

“Agreement” has the meaning set forth in the Preamble.

“Alibaba.com Investment Agreement Termination” means the agreement referred to in clause (ii) of the definition of Investment Agreement Termination.

“Alibaba.com Limited” means the business of Alibaba.com Limited and its Subsidiaries.

“Amended and Restated Articles” means the Amended and Restated Memorandum and Articles of Association of AGH, in the form to be attached as Exhibit H as when prepared in accordance with Section 4.09.

“Amendment Event” means pursuant to SAFE Circular 75, any event the occurrence of which would require amendment being filed with respect to the AGH SAFE Circular 75 Registration; it being understood that the Initial Repurchase Closing is an Amendment Event.

“Anticipated AGH PRC Tax Payment” means the lesser of (i) one half of the PRC Capital Gains Tax, if any, imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase, and (ii) US$100,000,000.

“Antitrust Laws” means any Law applicable to the Transactions designed to govern foreign investment or competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Applicable Discount” means (i) the Resale Per Share Price multiplied by 12.5%, if the Resale Per Share Price is equal to or less than US$15.43; (ii) the Resale Per Share Price multiplied by 20%, if the Resale Per Share Price is equal to or greater than US$19.29; and (iii) if the Resale Per Share Price is greater than US$15.43 but less than US$19.29, the Resale Per Share Price multiplied by the sum of (1) and (2), where (1) is 12.5% and (2) is the product of (x) and (y), where (x) is 7.5% and (y) is a fraction, the numerator of which is the Resale Per Share Price minus $15.43 and the denominator of which is $3.86.

“Attributable Number of Shares” means with respect to Equity Interests (other than Shares) sold by Purchaser as part of the financing of the Initial Repurchase or sold in any Replacement Equity Financing, a number of Shares equal to the quotient of the aggregate gross proceeds of the sale of Equity Interests (other than Shares) divided by the conversion price at which such Equity Interests are convertible into Shares.

“Audited Financial Statements” has the meaning set forth in Section 2.7.

“Binding Agreements” means agreements which (1) are binding on both Purchaser and the financing sources thereunder and (2) are subject only to conditions precedent which are customary for financing of such type (but which shall not include any condition relating to due diligence).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, PRC, Hong Kong or the Cayman Islands are authorized or required by Law to close.

“Cash Financing Amount” means the sum of (i) the aggregate amount of cash raised by Purchaser through financing transactions for the purpose of consummating the Initial Repurchase, as indicated on the Financing Certificate, plus (ii) (x) to the extent any additional cash is otherwise available to Purchaser for the purpose of completing the Initial Repurchase Closing (“Otherwise Available Cash”) in any amount up to US$1.5 billion, all of such Otherwise Available Cash, as indicated on the Financing Certificate, and (y) to the extent Purchaser has Otherwise Available Cash in excess of US$1.5 billion, any portion or none or all of such excess as Purchaser elects, in its sole discretion, to include on the Financing Certificate.

“Cash Payment Procedures” means, with respect to any cash payment, the delivery of such cash in U.S. dollars by wire transfer of immediately available funds to the account or accounts designated in writing by the applicable payee (with such designation to be made no fewer than five Business Days prior to the date such payment is required to be made under this Agreement (or two Business Days, in the case of the Expense Amount)).

“Closing” has the meaning set forth in Section 1.8.

“Consent” means any approval, consent, waiver, Order, authorization or permit of, registration, declaration, filing, report or notice of, with, by, or to any Person or Persons.

“Consolidated Revenue” means, as of a given time, the consolidated revenue of Purchaser and its Subsidiaries under U.S. GAAP for the most recent four fiscal quarters as reflected in the unaudited financial statements delivered to Shareholders (as defined in the New Shareholders Agreement) by Purchaser in respect of such four fiscal quarters pursuant to Section 8.3(b)(i) of the New Shareholders Agreement (as reconciled to U.S. GAAP, if applicable); provided that, if all four of the most recent four fiscal quarters are reflected in the audited financial statements delivered to Shareholders by Purchaser in respect of the most recently completed fiscal year pursuant to Section 8.3(b)(ii) of the New Shareholders Agreement, then Consolidated Revenue shall mean the consolidated revenue of Purchaser and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to Shareholders by Purchaser in respect of such fiscal year pursuant to Section 8.3(b)(ii) of the New Shareholders Agreement (as reconciled to U.S. GAAP, if applicable); provided, that upon the request of Yahoo!, any unaudited financial statements used in determining the amount of Consolidated Revenue for purposes of this Agreement shall be reviewed by the firm serving as the Company’s independent certified public accountants at such time.

“Contract” of a Person means all agreements, contracts, instruments, obligations, offers, commitments, leases, licenses, purchase orders, security arrangements, and any other understandings, written or oral, in each case as amended, supplemented, waived or otherwise modified.

“Control” means, with respect to a Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, including through the election of more than half of such Person’s board of directors or other management body or (ii) more than 50% of the aggregate voting power with respect to such Person, in each case whether through the ownership of securities, by Contract or otherwise.

“Court” has the meaning set forth in Section 7.4(d).

“Default” means the occurrence or existence of any circumstance which with or without the passage of time, the giving of notice, or both, would constitute or give rise to: (i) a breach, default or violation, (ii) the creation of any Lien, (iii) a requirement to obtain the Consent of any Person, or (iv) any repayment, acceleration, cancellation or termination right.

“Eligible Bank” means each of the five internationally recognized investment banks proposed by Yahoo! and agreed to by Purchaser in writing on or prior to the date of this Agreement.

“Enforceability Carveouts” means limitations on enforceability pursuant to bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights and general principles of equity relating to the availability of specific performance, injunctive relief and other equitable remedies.

“Equity Awards” has the meaning set forth in Section 2.5(b).

“Equity Interest” means any Shares and any other security that is convertible into or exercisable or exchangeable for Shares.

“Expense Amount” has the meaning set forth in Section 7.6(d).

“Expenses” means, with respect to any Person, all third party fees and expenses incurred by or on behalf of such Person in connection with the evaluation, authorization, preparation, negotiation, execution and performance of the Transaction Documents, including making and obtaining all Consents in connection therewith and the fees and disbursements of investment bankers, financing sources, hedging counterparties, accountants, legal counsel, experts and other consultants and advisors.

“Facility Agreement” means that certain US$3,000,000,000 Facilities Agreement, as Amended and Restated by an Amendment and Restatement Agreement, dated as of May 18, 2012, by and between Purchaser and certain of its Subsidiaries named therein, and arranged by Australia and New Zealand Banking Group Limited, Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited and Mizuho Corporate Bank, Ltd., Hong Kong Branch, as Mandated Lead Arrangers, with The Hongkong and Shanghai Banking Corporation Limited, as Facility Agent and The Hongkong and Shanghai Banking Corporation Limited as Security Agent and any amendments thereto.

“Family Members” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Person, and shall include adoptive relationships of the same type.

“Financial Statements” is defined in Section 2.7.

“Financing Certificate” means a certificate of an officer of the Company, substantially in the form attached hereto as Exhibit I

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any central, national, federal, state, prefectural, provincial or local government, any multinational quasigovernmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any nongovernmental self-regulatory agency, commission or authority, including stock exchanges and securities regulatory bodies, and any arbitration tribunal.

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“ICC” is defined in Section 7.4(a).

“Initial Repurchase” is defined in Section 1.1.

“Initial Repurchase Closing” is defined in Section 1.3.

“Initial Repurchase Closing Date” is defined in Section 1.3.

“Investment Agreement Terminations” means (i) an agreement between AGH and Yahoo! in the form attached hereto as Exhibit C-1, and (ii) and agreement between Alibaba.com Limited and Yahoo! in the form attached hereto as Exhibit C-2.

“IPO Disposition Shares” with respect to a Qualified IPO means a number of IPO Shares equal to the lesser of (i) 261,500,000 IPO Shares and (ii) the IPO Total Offering Number; provided, that if the IPO Total Offering Number is less than 261,500,000, the IPO Disposition Shares will nevertheless be 261,500,000 if both (x) the IPO Secondary Offering Number is equal to or greater than 20% of the IPO Total Offering Number and (y) SB, JM and JT and their respective Affiliates sell, in the aggregate, a number of IPO Shares in such Qualified IPO equal to at least 50% of the IPO Secondary Offering Number.

“IPO Primary Offering” means the IPO Shares sold by Purchaser in a Qualified IPO.

“IPO Primary Offering Number” means the total number of IPO Shares sold by Purchaser in a Qualified IPO.

“IPO Repurchase” is defined in Section 4.7(a).

“IPO Repurchase Closing” is defined in Section 4.7(c).

“IPO Repurchase Closing Date” means the date on which the IPO Repurchase Closing occurs.

“IPO Repurchase Price” means a price per Share equal to (i) if the IPO Total Offering Number is less than 261,500,000, (1) the gross per share proceeds of the Qualified IPO, minus (2) the total underwriting discounts, commissions and offering expenses incurred by Purchaser pursuant to the sale of Purchaser’s Shares in the IPO Primary Offering divided by 261,500,000, or (ii) if the IPO Total Offering Number is 261,500,000 or more, the net per share proceeds received by Purchaser in the Qualified IPO.

“IPO Sale” is defined in Section 4.7(a).

“IPO Sale Notice” is defined in Section 4.7(b).

“IPO Secondary Offering Number” means the total number of IPO Shares sold in a Qualified IPO by any Person other than Purchaser and Sellers.

“IPO Shares” means (i) Shares or (ii) shares of a Qualified Subsidiary that are distributed to all shareholders of the Purchaser on a pro rata basis.

“IPO Total Offering Number” means the IPO Primary Offering Number plus the IPO Secondary Offering Number.

“JM” means Jack Ma Yun, the founder and the current Chairman of the Board and the Chief Executive Officer of AGH.

“JT” means Joseph C. Tsai, current Chief Financial Officer and director of AGH.

“Knowledge” with respect to any fact or matter means (i) with respect to Purchaser, the actual knowledge of the Chief Executive Officer, Chief Financial Officer and General Counsel of Purchaser and (ii) with respect to Sellers, the actual knowledge of the Chief Executive Officer, Chief Financial Officer and General Counsel of Yahoo!.

“Law” means all applicable provisions of any (i) Permit, concession, license, constitution, treaty, statute, law (including principles of common law), rule, regulation, ordinance or code of any Governmental Authority, (ii) Order, and (iii) request, guideline, interpretation or directive of any Governmental Authority.

“Lien” means any mortgage, pledge, lien, attachment, charge, claim, title defect, deficiency or exception, hypothecation, right of setoff or counterclaim, security interest, limit or restriction on alienation or other encumbrance, security agreement or trust, option, right of use, first offer, first negotiation or first refusal or similar right in favor of any Person, easement, servitude, restrictive covenant or encroachment, subordination agreement or arrangement, restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security or other asset, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or agreements to create or effect any of the foregoing.

“Make Whole Amount” means an amount of cash equal to the product of (1) the Make Whole Price minus the Repurchase Price and (2) the number of Repurchased Shares.

“Make Whole Price” means the greater of (I) (A) the sum of (x) the Repurchase Price multiplied by the Qualified Resale Deemed Number of Shares and (y) the Replacement Equity Financing Per Share Price multiplied by the Replacement Equity Financing Deemed Number of Shares, divided by (B) the sum of (x) the Qualified Resale Deemed Number of Shares and (y) the Replacement Equity Financing Deemed Number of Shares and (II) the Repurchase Price.

“Master Services Agreement Termination Agreement” means the Termination of Master Services Agreement between Purchaser and Yahoo! terminating that certain Master Services Agreement, dated as of December 6, 2006, concurrently with the TIPLA Amendment Closing, which agreement has been fully and duly executed by each party thereto, but with the effectiveness and delivery of such agreement conditioned upon and subject to the occurrence of the TIPLA Amendment Closing.

“Merits Hearing” means a hearing or trial on the merits of a Private Action that seeks a Private Action Order.

“Minimum Repurchase Amount” means the Repurchase Price multiplied by 261,500,000.

“Minimum Repurchased Shares” means 261,500,000 Shares.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Net U.S. Tax Credit” means the amount by which the U.S. federal income Taxes of the Yahoo! consolidated U.S. federal income Tax return group are actually reduced (or would be reduced after giving effect to the assumptions set forth in this definition) by utilizing foreign Tax credits attributable to any PRC Capital Gains Tax imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase to offset Taxes otherwise payable with respect to items of Specified Taxable Income. The determination of Net U.S. Tax Credit shall be made assuming that (i) PRC Capital Gains Tax imposed with respect to the Initial Repurchase cannot be credited against U.S. federal income Tax imposed with respect to items of income other than Specified Taxable Income, (ii) U.S. federal income Tax otherwise imposed with respect to items of Specified Taxable Income cannot be offset by foreign tax credits for foreign income Taxes paid by Yahoo! or any of its Affiliates other than PRC Capital Gains Tax imposed with respect to the Initial Repurchase, and (iii) Yahoo! complies with its obligations pursuant to Section 4.8(e)(i) hereof; provided that, the Net U.S. Tax Credit shall be adjusted (but not below zero) so that Yahoo! receives, after remittance of U.S. federal income Taxes imposed on the AGH PRC Tax Payment (after giving effect to any adjustments thereto pursuant to Section 4.8(c)), the amount that Yahoo! would have received had no such Taxes been imposed on such payment.

“New Shareholders Agreement” means the New Shareholders Agreement, by and among Purchaser, Yahoo!, SB, the Management Members (as defined therein) and the other parties thereto, in the form attached as Exhibit A.

“Order” means any order, decree, writ, injunction, award, judgment, decision, directive, ruling, assessment, determination, subpoena, verdict, settlement agreement or similar Contract, arbitration award or finding, stipulation or decree of, with or by any Governmental Authority.

“Organizational Documents” means (i) with respect to Purchaser, the Memorandum and Articles of Association of Purchaser, (ii) with respect to Yahoo!, the Certificate of Incorporation and Bylaws of Yahoo! and (iii) with respect to any other Person, the organizational documents of such Person.

“Outstanding Shares” is defined in Section 2.5(a).

“Owned Shares” is defined in Section 3.5.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permanent Prohibition” means an Order permanently restraining, enjoining or otherwise prohibiting or making illegal the Initial Repurchase Closing or the consummation of the Initial Repurchase.

“Permit” means any permit, certificate, license, approval, variance, exemption, order, registration, clearance of any Governmental Authority, governmental franchise and other authorization under Law.

“Permitted Lien” means any Lien arising under the 2007 Articles , the 2007 Shareholders Agreement, the 2005 Shareholders Agreement, the New Shareholders Agreement, the Amended and Restated Articles, the Registration Rights Agreement or the Registration Rights Agreement, dated October 24, 2005, by and among Yahoo!, SB, JM, JT and the other parties listed therein.

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, nonprofit entity, Governmental Authority or any other legal entity.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Capital Gains Tax” means Tax imposed pursuant to PRC Tax Law, including Tax imposed under the Enterprise Income Tax Law and Implementation Rules (企业所得税法及实施条例), on income or gains realized by a non-PRC-resident enterprise arising from the direct or indirect sale, exchange, repurchase, redemption or other transfer of a direct or indirect interest in a PRC-resident enterprise (including any Person organized or incorporated outside the PRC that is treated as a PRC-resident enterprise for purposes of PRC Tax Law).

“PRC National Security Review Rules” means the Notice of General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued on February 3, 2011, which came into effect on March 3, 2011, as well as related implementation rules issued by relevant departments of PRC government, including the Ministry of Commerce which is the coordinator of the ministerial level joint review committee for national security review case.

“PRC Resident” shall have the meaning as set forth in SAFE Circular 75.

“Preference Share Value” means (x) an amount (not less than zero) equal to (i) US$800,000,000 minus (ii) the Adjustment Amount or (y) such lesser amount (including zero) as determined by Purchaser at its sole discretion at any time prior to Closing.

“Preference Shares” means preference shares of Purchaser issued to Yahoo! on the Initial Repurchase Closing Date having the terms set forth on Exhibit B.

“Private Action” means any Action instituted by any Person that is not a Governmental Authority.

“Private Action Order” means any of the following if sought pursuant to, or resulting or arising from any Private Action: any preliminary, temporary or permanent Order of a Governmental Authority of competent jurisdiction enjoining, making illegal or otherwise prohibiting, materially delaying or imposing conditions or requirements upon the consummation of the Transactions, or determining the execution or delivery of this Agreement or consummation of the Transactions by any Party to be or have been illegal or ultra vires. A Private Action Order will be considered to be “against any Seller” if (i) the Private Action Order is against either Seller, (ii) the conduct of at least one Seller is restricted or prohibited by, or forms the basis of, the Private Action Order, or affirmatively mandates any specific conduct by either Seller, or (iii) either Seller was named as a party to the Private Action giving rise to the Private Action Order.

“Private Action Resolution Condition” means, with respect to each and all Private Actions, that (i) with respect to a Merits Hearing that was scheduled to occur on or prior to the fifth (5th) Business Days following the four-month anniversary (to the calendar date) of the date of this Agreement, such hearing concludes and the applicable court or other Governmental Authority declines to, and does not, enter a Private Action Order at such hearing or in an order or opinion rendered with respect to such hearing, or (ii) if any Private Action Order is ever entered or issued, each and any such Private Action Order is lifted, vacated, reversed, repealed or removed, or the conditions or requirements imposed by such Private Action Order are satisfied or fulfilled, in each case, so as to allow the Transactions to be consummated as contemplated by the Transaction Documents without the imposition of any further conditions or requirements with respect to the consummation of the Transactions.

“Private Action Termination” has the meaning set forth in Section 7.6(d).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser End Date” means the six month anniversary (to the calendar date) of the date of this Agreement or, if a Tolling and Marketing Period shall have commenced prior to such six-month anniversary, the nine month anniversary (to the calendar date) of the date of this Agreement.

“Purchaser Material Adverse Effect” means any circumstance, situation, effect, event, change or condition that would reasonably be expected to make illegal or prevent Purchaser from, consummating the Initial Repurchase or performing it material obligations under this Agreement or the Preference Shares.

“Purchaser Proxy Statement” has the meaning set forth in Section 4.1.

“Purchaser Shareholder Approval” means the approval or adoption of the Amended and Restated Articles and, if any, any other Transaction Related Matter put before the shareholders by Purchaser pursuant to Section 4.1 hereof, in each case by the shareholders of Purchaser as provided under Purchaser’s Organizational Documents and applicable Law.

“Purchaser Shareholders Meeting” has the meaning set forth in Section 4.1.

“Qualified IPO” means a firm-commitment underwritten initial public offering of IPO Shares that meets the following criteria:

(i) the aggregate gross cash proceeds (before deduction of underwriting discounts, commissions and offering expenses) of such initial public offering are at least US$3,000,000,000,

(ii) the shares offered in such initial public offering are to be listed on the Hong Kong Stock Exchange or a U.S. national securities exchange, or with Yahoo!’s written consent, which is not to be unreasonably withheld, conditioned or delayed, a stock exchange located in the PRC,

(iii) the gross offering price per share exceeds 110% of the Resale Per Share Price, and

(iv) one of the joint global coordinators of such initial public offering is the Specified Bank;

provided that clause (i) shall not apply in the case of an initial public offering requested by Yahoo! pursuant to Section 3.1 of the Registration Rights Agreement, which request is not subsequently withdrawn by Yahoo!.

“Qualified Resale” means the sale of Shares by Purchaser, in a single transaction or a series of related transactions, generating aggregate gross proceeds of at least US$1,000,000,000, to Persons other than JM, JT, SB or their respective Affiliates and with respect to which at least twenty-five percent of such Shares are sold to Persons that are not shareholders of Purchaser as of the date of this Agreement.

“Qualified Resale Amount” means the actual aggregate gross proceeds of the Qualified Resale.

“Qualified Resale Deemed Number of Shares” has the meaning set forth in the definition of Resale Per Share Price.

“Qualified Subsidiary” means a Subsidiary of Purchaser that accounts, on a consolidated basis with the Subsidiaries of such Subsidiary, for at least 90% of the Consolidated Revenue of the Purchaser and its Subsidiaries.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement between Purchaser, SB and Yahoo!, in the form attached hereto as Exhibit D.

“Replacement Equity Financing” has the meaning set forth in Section 4.6(b).

“Replacement Equity Financing Deemed Number of Shares” has the meaning set forth in the definition of Replacement Equity Financing Per Share Price.

“Replacement Equity Financing Per Share Price” means, with respect to a Replacement Equity Financing, the greater of (I) (A) the sum of (x) the per share price at which Purchaser sells Shares in such Replacement Equity Financing multiplied by the number of Shares sold in such Replacement Equity Financing and (y) the per share value, as calculated in accordance with the Agreed Formula and Adjustment, of any Equity Interests (other than Shares) sold by Purchaser as part of such Replacement Equity Financing, multiplied by the Attributable Number of Shares sold by Purchaser as part of such Replacement Equity Financing divided by (B) the sum of the number of Shares sold in such Replacement Equity Financing and the Attributable Number of Shares sold by Purchaser as part of such Replacement Equity Financing (such aggregate number of Shares, the “Replacement Equity Financing Deemed Number of Shares”) minus (C) the Applicable Discount calculated using the per share price calculated pursuant to clauses (A) and (B) of this definition in lieu of “Resale Per Share Price” in the definition thereof, and (II) US$13.50.

“Replacement Equity Financing Period” means the period of time commencing on the day immediately following the Initial Repurchase Closing Date and ending on the earlier of (i) the nine month anniversary of the Initial Repurchase Closing Date and (ii) April 30, 2013; provided, however, that if a Tolling and Marketing Period has occurred and not ended by the four month anniversary of the date of this agreement, then the Replacement Equity Financing Period shall end on the later of (x) the earlier of the dates referred to in clauses (i) and (ii) above, and (y) the date that is the six month anniversary (to the calendar date) of the first date on which the Purchaser (or its affiliates) has entered into Binding Agreements for the sale of Shares in the Qualified Resale, or if no Binding Agreements are entered into, consummation of the Qualified Resale; provided, in the case of clause (y) that if after the Purchaser has entered into a Binding Agreement for the sale of Shares in the Qualified Resale the Purchaser sells Equity Interests (other than Shares) at a per share value, as calculated in accordance with the Agreed Formula and Adjustment, that, after giving effect to the adjustment referred to in Exhibit F, would have the effect of increasing the Resale Per Share Price, then the date in clause (y) shall be the date that is the six month anniversary (to the calendar date) of the first date on which the Purchaser (or its affiliates) has entered into Binding Agreements for the sale by Purchaser as part of the financing of the Initial Repurchase of the Equity Interests having the highest per share value, as calculated in accordance with the Agreed Formula and Adjustment, of all Equity Interests sold by Purchaser as part of the financing of the Initial Repurchase, or if no Binding Agreements are entered into, consummation of the sale of such highest agreed value Equity Interests.

“Replacement Equity Use Period” means a period of time commencing with the commencement of the Replacement Equity Financing Period and ending the later of (i) the date that is three months after the last day of the Replacement Equity Financing Period or (ii) the date that is three months after the date on which the proceeds of a Subsequent Equity Financing were received by or on behalf of Purchaser.

“Repurchase Price” means the greater of (i) the Resale Per Share Price minus the Applicable Discount and (ii) US$13.50.

“Repurchased Shares” means the Minimum Repurchased Shares and (if any) the Additional Repurchased Shares.

“Resale Per Share Price” means (A) the sum of (x) the per share price at which Purchaser sells Shares in the Qualified Resale multiplied by the aggregate number of Shares sold in the Qualified Resale and (y) the per share value, as calculated in accordance with the Agreed Formula and Adjustment, of any Equity Interests (other than Shares) sold by Purchaser as part of the financing of the Initial Repurchase, multiplied by the Attributable Number of Shares sold as a part of the financing of the Initial Repurchase, divided by (B) the sum of the number of Shares sold in the Qualified Resale and the Attributable Number of Shares sold by Purchaser as a part of the financing of the Initial Repurchase (such aggregate number of Shares, the “Qualified Resale Deemed Number of Shares”).

“Rules” is defined in Section 7.4(a).

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Circular 75” means Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” together with its implementing rules, issued by SAFE on May 29, 2007 and May 27, 2011, respectively, titled “Implementation Guidance Relating to Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles” and “Implementation Guidance on Foreign Exchange Management of Financing and Round Trip Investment by PRC Residents Through Offshore Special Purpose Vehicles,” respectively.

“SB” means SOFTBANK CORP., a company organized under the laws of Japan.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller First End Date” means the later of (x) the four month anniversary (to the calendar date) of the date of this Agreement and (y) if a Tolling and Marketing Period shall be or have come into effect, the day after the last day of the Tolling and Marketing Period.

“Seller Material Adverse Effect” means any circumstance, situation, effect, event, change or condition that would reasonably be expected to make illegal or prevent Sellers from, consummating the Initial Repurchase and delivering the Repurchased Shares to Purchaser free and clear of all Liens (other than Permitted Liens) or from performing their obligations under this Agreement.

“Seller Outside End Date” means the later of (x) the six month anniversary (to the calendar date) of the date of this Agreement and (y) if a Tolling and Marketing Period shall be or have come into effect, the day after the last day of the Tolling and Marketing Period.

“Sellers’ Disclosure Schedule” means the disclosure schedule delivered by the Sellers to AGH immediately prior to the execution of this Agreement.

“SFC” means The Hong Kong Securities and Futures Commission.

“Shares” means ordinary shares, of a par value US$0.000025, of Purchaser.

“Specified Bank” is defined in Section 4.7(e).

“Specified Bank Notice” is defined in Section 4.7(e).

“Specified Bank Request” is defined in Section 4.7(e).

“Specified Company” means each Person identified by Purchaser to Yahoo! as a Specified Company in writing on the date of this Agreement, together with any of such Person’s Affiliates.

“Specified Taxable Income” means the items of income or gain recognized, for U.S. federal income Tax purposes, by the Yahoo! consolidated U.S. federal income Tax return group with respect to the Initial Repurchase, the TIPLA Amendment (including cash payments by Purchaser in connection with but after the TIPLA Amendment, but only such payments made prior to December 31, 2014), or the IPO Repurchase (but only if the Qualified IPO is consummated by December 31, 2014) including, in each case, any item of income or gain attributable to any actual or deemed distribution, for U.S. federal income tax purposes, of any portion of such amounts received by YHK or any other Affiliate of Yahoo!.

“Subsequent Equity Financing” has the meaning set forth in Section 4.6(b).

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including an interest held through a VIE Structure or other contractual arrangements or (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Tax” means any tax of any kind, including any federal, provincial, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other similar duty, assessment, governmental charge or fee, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Temporary Private Action Order” means any temporary Private Action Order having the effect of enjoining the Initial Repurchase Closing pending a preliminary injunction hearing or similar hearing on the merits of a Private Action seeking a Private Action Order.

“TIPLA” means the Technology and Intellectual Property License Agreement dated October 24, 2005, by and between Purchaser and Yahoo!.

“TIPLA Amendment” is defined in Section 1.5.

“TIPLA Amendment Agreement” means the Amended and Restated Technology and Intellectual Property License Agreement between Purchaser and Yahoo! amending and restating the TIPLA in the form attached hereto as Exhibit E.

“TIPLA Amendment Closing” has the meaning set forth in Section 1.6.

“TIPLA Amendment Closing Consideration” means US$550,000,000, to be paid in accordance with the TIPLA Amendment Agreement.

“TIPLA Amendment Closing Election” has the meaning set forth in Section 7.6(d).

“Tolling and Marketing Period” means, the period of time that (A) begins on (i) the date on which any Private Action Order is entered or issued or (ii) if a Merits Hearing is scheduled to occur prior to the fifth (5th) Business Day following the four-month anniversary (to the calendar date) of the date of this Agreement, the date on which such Merits Hearing commences, and (B) ends on the date that is (x) if the Private Action Resolution Condition is satisfied prior to the 12-month anniversary (to the calendar date) of the date of this Agreement, the two-month anniversary (to the calendar date) of the date on which the Private Action Resolution Condition is satisfied, or (y) if the Private Action Resolution Condition is not satisfied prior to the 12-month anniversary (to the calendar date) of this Agreement, the 12-month anniversary (to the calendar date) of the date of this Agreement.

“Transaction Documents” means (1) this Agreement, (2) the Investment Agreement Terminations, (3) the New Shareholders Agreement, (4) the Registration Rights Agreement, (5) the TIPLA Amendment Agreement, (6) the Transition Services Agreement, (7) the Master Services Agreement Termination Agreement, and (8) if Preference Shares are issued at the Initial Repurchase Closing, the Resolutions of the Board of Directors Establishing and Adopting the Designation, Preferences, and Rights of Series A Mandatorily Redeemable Preference Shares of AGH.

“Transaction Related Matters” means any action or matter relating to this Agreement, the Transaction Documents, the consummation of the Initial Repurchase and other Transactions, the Qualified Resale, the IPO Repurchase, the IPO Sale, the TIPLA Amendment and the other Transactions, any refinancing of the Facility Agreement, the adoption of the Amended and Restated Articles, the issuance of the Preference Shares to Yahoo! on the terms of this Agreement, and (so long as such other action or matter would not alter the terms of the Preference Shares or any rights or obligations of Purchaser or Sellers under the Transaction Documents) any other action or matter necessary or advisable in connection with any of the foregoing, including actions relating to the obtaining of debt or equity financing (including the issuance of any debt or equity securities) for the Initial Repurchase, IPO Repurchase and any other financing in connection with a Qualified IPO or any of the other Transactions having then-prevailing-market terms and conditions.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means any sales, use, value-added, consumption, goods and services, transfer, deed, stamp, recording, documentary, registration, conveyancing or similar Taxes. For the avoidance of doubt, Transfer Taxes shall not include any Taxes that are measured, in whole or in part, by reference to net income.

“Transition Services Agreement” means the agreement between Purchaser and Yahoo! providing for certain services and obligations of Purchaser and Yahoo! in connection with Purchaser’s migration from certain Yahoo! e-mail products to certain Purchaser e-mail products, which agreement has been fully and duly executed by each party thereto.

“Tribunal” has the meaning set forth in Section 7.4(a).

“Unaudited Financial Statements” has the meaning set forth in Section 2.7.

“US Dollars” or “US$” has the meaning set forth in Section 7.1(b)(v).

“VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor.

“Voting Agreement” means the Voting Agreement by and between Purchaser, Yahoo!, SB, JM and JT dated as of the date of this Agreement.

“Yahoo!” has the meaning set forth in the Preamble.

“Yahoo!-Held Shares” is defined in Section 3.5.

“YHK” has the meaning set forth in the Preamble.

“YHK-Held Shares” is defined in Section 3.5.

IN WITNESS WHEREOF, the Parties have caused this Share Repurchase and Preference Share Sale Agreement to be executed as of the date first above written.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Joseph C. Tsai

	Name:	Joseph C. Tsai
	Title:	Chief Financial Officer

YAHOO! INC.

By:	/s/ Timothy R. Morse
	Name:	Timothy R. Morse
	Title:	Executive Vice President and Chief Financial Officer

YAHOO! HONG KONG HOLDINGS LIMITED

By:	/s/ Jeroen Peter Johan Kuipers
	Name:	Jeroen Peter Johan Kuipers
	Title:	Director

[Signature Page to Share Repurchase and Preference Share Sale Agreement]

EXHIBIT A

Form of New Shareholders Agreement

EXHIBIT B

Form of Resolutions of the Board of Directors Establishing and Approving the Designation,

Preferences, and Rights of Series A Mandatorily Redeemable Preference Shares of AGH

EXHIBIT C-1

Form of Investment Agreement Termination between AGH and Yahoo!

EXHIBIT C-2

Form of Investment Agreement Termination between Alibaba.com Limited and Yahoo!

EXHIBIT D

Form of Registration Rights Agreement

EXHIBIT E

Form of TIPLA Amendment Agreement

EXHIBIT F

Adjusted Per Share Value

If (A) the per share value, as calculated in accordance with the Agreed Formula, for Equity Interests (other than Shares) sold as part of a Replacement Equity Financing or the financing of the Initial Repurchase, as the case may be, expressed as a percentage of the per share price paid for any Shares sold in a Replacement Equity Financing or Qualified Resale (the “Share Price”) as the case may be, is in the range of percentages set forth in either row of Column A, then (B) such per share value shall be adjusted for purposes of clause (y) of the definition of Replacement Equity Financing Per Share Price and clause (y) of the definition of Resale Per Share Price, as the case may be, to be equal to the applicable Share Price multiplied by the percentage in Column B of the same row.

Column A	Column B
Less than 95%	95%
100% – 105%	100%

EXHIBIT G

The inputs below comprise all inputs to the Kynex model computation of Implied Premium of security (and thus implied value of underlying Shares based on conversion price of security). Certain inputs have been agreed to at time of Agreement signing and are fixed, and certain inputs are dependent on the final security terms.

Inputs (dependent upon final convert terms – bracketed terms are representative example)

Maturity	[ 6 ]

Issue Yield	[ 2.50% ]

Coupon frequency	[ Semi-annual ]

Non-Call	[ 1 ]

Provisional Call	[ 5 ]

Trigger	[100%]

Security Type	[ Coupon Bond ]

Par	[ Checked ]

Put Years	[ 0 ]

Inputs (fixed at time of signing – final inputs are below)

Credit Spread 675 bps (6.75%) for 6 year maturity and increasing / decreasing by 10 bps (0.10%) for each additional year / fewer year in maturity. For instance, instrument with 5 year maturity has a Credit Spread of 665 bps (6.65%)

Volatility	50.0%

Auto	Unchecked

Curve	US Swap

Stock Yield	0%

Borrow Cost	0.50%

Model	Risky

Bankruptcy	Unchecked

Floor %	n/a

Grey Market	100%

Dividend Protection	Ratio Adjustment

Screwed	No

Any other items in Kynex are not used for computation purposes and are assumed to be ‘None’ or ‘0’ (such as: Co-Co years, Conv Px Reset Floor).

EXHIBIT H

Form of Amended and Restated Articles1

[1]	To be attached hereto no later than 30 days from the date hereof.

EXHIBIT I

Form of Financing Certificate